                                                              Exhibit (a)(1)(A)

                          OFFER TO PURCHASE FOR CASH

      UP TO AN AGGREGATE OF 2,300,000 OUTSTANDING SHARES OF COMMON STOCK
            (Including the Related Preferred Stock Purchase Rights)

                                      of

                             CHASE INDUSTRIES INC.

                                      at

                             $10.50 NET PER SHARE

                                      by

                         CHASE ACQUISITION CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON WEDNESDAY, JANUARY 31, 2001, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) CHASE INDUSTRIES' BOARD OF DIRECTORS REDEEMING THE RELATED PREFERRED STOCK PURCHASE RIGHTS OR CHASE ACQUISITION CORPORATION ("THE PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN, (2) THE PURCHASER HAVING RECEIVED SUFFICIENT FUNDING, ON TERMS AT LEAST AS FAVORABLE TO THE PURCHASER AS ARE CONTAINED IN THE COMMITMENT LETTERS RECEIVED FROM PNC BANK, TO PAY FOR ALL SHARES TENDERED PURSUANT TO THE OFFER AND NOT VALIDLY WITHDRAWN AND TO PAY ALL FEES AND EXPENSES RELATED TO THE OFFER AND BEING SATISFIED THAT IT WILL HAVE FUNDING AVAILABLE FOLLOWING THE OFFER SUFFICIENT TO FUND THE PROPOSED SECOND-STEP MERGER AND THE ONGOING WORKING CAPITAL NEEDS OF CHASE INDUSTRIES, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WILL NOT PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY VOTING REQUIREMENTS IN EXCESS OF MAJORITY STOCKHOLDER APPROVAL WITH RESPECT TO, THE PROPOSED SECOND-STEP MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING CHASE INDUSTRIES AND THE PURCHASER OR ANY OTHER SUBSIDIARY OF COURT SQUARE CAPITAL LIMITED ("COURT SQUARE") AND (4) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER WITH RESPECT TO THE OFFER, THE CONTRIBUTION OF SHARES TO THE PURCHASER BY COURT SQUARE AND THE CONVERSION OF NON-VOTING SHARES HELD BY COURT SQUARE TO VOTING SHARES.

                               ----------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  COURT SQUARE AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH CHASE INDUSTRIES WITH RESPECT TO THE COMBINATION OF CHASE INDUSTRIES WITH THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE PURCHASE PRICE AND THE PROPOSED SECOND-STEP MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH CHASE INDUSTRIES, OR TO NEGOTIATE A MERGER AGREEMENT WITH CHASE INDUSTRIES NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER

WOULD TERMINATE THE OFFER AND THE CHASE INDUSTRIES SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF THE PURCHASER AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY COURT SQUARE, THE PURCHASER AND CHASE INDUSTRIES.

                               ----------------

                                   IMPORTANT

  ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES OF COMMON STOCK OF CHASE INDUSTRIES AND THE RELATED PREFERRED STOCK PURCHASE RIGHTS SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A TRANSFER EFFECTED PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS," TRANSMIT AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, THE CERTIFICATE(S) REPRESENTING THE RELATED PREFERRED STOCK PURCHASE RIGHTS TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR DELIVER SUCH SHARES (AND RIGHTS, IF APPLICABLE) PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS," OR
(2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES OF COMMON STOCK OF CHASE INDUSTRIES AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS.

  A STOCKHOLDER WHO DESIRES TO TENDER SUCH STOCKHOLDER'S SHARES OF COMMON STOCK OF CHASE INDUSTRIES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS."

  IF A DISTRIBUTION DATE (AS DEFINED IN THE "INTRODUCTION--THE RIGHTS CONDITION") OCCURS, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE PREFERRED STOCK PURCHASE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE.

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT.

                               ----------------

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET........................................................     i
INTRODUCTION..............................................................     1
SPECIAL FACTORS...........................................................     4
  1.  BACKGROUND OF THE OFFER AND THE PROPOSED MERGER; CONTACTS WITH THE
      COMPANY.............................................................     4
  2.  FAIRNESS OF THE OFFER AND THE PROPOSED MERGER.......................     9
  3.  FINANCIAL PROJECTIONS...............................................    11
  4.  FORWARD LOOKING STATEMENTS..........................................    13
  5.  PURPOSE AND STRUCTURE OF THE OFFER AND THE PROPOSED MERGER; PLANS
      FOR THE COMPANY.....................................................    13
  6.  RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE PROPOSED MERGER.........    16
  7.  TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS...........................    18
  8.  INTEREST IN SECURITIES OF THE COMPANY...............................    18
  9.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............    20
THE TENDER OFFER..........................................................    21
  1.  TERMS OF THE OFFER; EXPIRATION DATE.................................    21
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT..................................    23
  3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS..    25
  4.  WITHDRAWAL RIGHTS...................................................    28
  5.  CERTAIN INFORMATION CONCERNING THE COMPANY..........................    28
  6.  PRICE RANGE OF THE SHARES...........................................    29
  7.  CERTAIN INFORMATION CONCERNING COURT SQUARE AND THE PURCHASER.......    30
  8.  SOURCE AND AMOUNT OF FUNDS..........................................    30
  9.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK
      EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.....    31
  10. DIVIDENDS AND DISTRIBUTIONS.........................................    32
  11. CERTAIN CONDITIONS TO THE OFFER.....................................    33
  12. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS................    40
  13. CERTAIN FEES AND EXPENSES...........................................    41
  14. MISCELLANEOUS.......................................................    42
SCHEDULE I  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
            COURT SQUARE, THE PURCHASER AND CITIGROUP.....................   I-1
SCHEDULE II SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF
            DELAWARE......................................................  II-1

                               SUMMARY TERM SHEET

  CHASE ACQUISITION CORPORATION IS OFFERING TO ACQUIRE UP TO AN AGGREGATE OF 2,300,000 OF THE OUTSTANDING SHARES OF CHASE INDUSTRIES INC. COMMON STOCK (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) FOR $10.50 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A STOCKHOLDER OF CHASE INDUSTRIES, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR SHARES.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF CHASE INDUSTRIES?

  . Chase Acquisition Corporation, a corporation formed solely to make the offer, is offering to purchase your Chase Industries shares. Chase Acquisition is a majority-owned subsidiary of Court Square Capital Limited, which is principally engaged in the business of investing in leveraged acquisitions. See the "INTRODUCTION" and "THE TENDER OFFER-- Certain Information Concerning Court Square and the Purchaser."

HOW MANY SHARES IS CHASE ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

  . Chase Acquisition is offering to purchase up to an aggregate of 2,300,000 of the outstanding shares of Chase Industries common stock (and the related preferred stock purchase rights) at a price of $10.50 per share, net to the seller, in cash, without interest. As of December 15, 2000, the last trading day prior to the announcement of the intention to commence the offer, the closing price of a Chase Industries share on the New York Stock Exchange was $7.125. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION" and "THE TENDER OFFER-- Price Range of the Shares."

WHAT WILL HAPPEN IF MORE THAN 2,300,000 OF THE OUTSTANDING SHARES (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER?

  . If more than 2,300,000 of the outstanding shares (including the related preferred stock purchase rights) are validly tendered and not withdrawn prior to the expiration date of the offer, we will accept for payment and pay for only 2,300,000 shares (including the related preferred stock purchase rights) on a pro rata basis (with appropriate adjustments to avoid purchase of fractional shares) based on the number of shares properly tendered by each stockholder prior to or on the expiration date of the offer. Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of the offer. Stockholders may obtain such preliminary information from

     D. F. King & Co., Inc., the information agent for the offer, and may be able to obtain such information from their broker. See the "INTRODUCTION" and "THE TENDER OFFER--Acceptance for Payment and Payment."

WHAT ARE THE "RELATED PREFERRED STOCK PURCHASE RIGHTS?"

  . The related preferred stock purchase rights were issued to all Chase Industries stockholders, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. Unless the rights are distributed to stockholders, a tender of shares will include a tender of the related rights. If the rights are distributed, a holder will need to tender one right with each share tendered. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares and Rights" and "THE TENDER OFFER--Certain Conditions to the Offer."

WHY IS CHASE ACQUISITION MAKING THIS OFFER?

  . Chase Acquisition is making this offer because Court Square wants to acquire a substantial equity interest in Chase Industries through a leveraged transaction. If the offer is consummated, Chase Acquisition intends to consummate a second-step merger with Chase Industries in which Chase Industries will become a subsidiary of Court Square and all shares of Chase Industries that are not purchased in the offer will be exchanged for an amount in cash per Chase Industries share equal to the highest price per share paid pursuant to the offer. See the "INTRODUCTION" and "SPECIAL FACTORS--Purposes of the Offer and the Proposed Merger; Plans for the Company."

IS THIS A FIRST STEP IN A GOING-PRIVATE TRANSACTION?

  . Yes. Upon the consummation the proposed second-step merger, Chase Industries will be a privately held company. Upon the consummation the proposed second-step merger, the Chase Industries common stock will no longer be quoted on the New York Stock Exchange and Court Square intends to terminate the registration of the Chase Industries common stock under the Securities Exchange Act of 1934, as amended. See the "INTRODUCTION" and "SPECIAL FACTORS--Purposes of the Offer and the Proposed Merger; Plans for the Company."

IS CHASE ACQUISITION'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER INTO THE OFFER?

  . Yes. Chase Acquisition is a newly formed corporation whose sole material assets will consist of the 7,289,946 shares of Chase Industries common stock to be contributed to it by Court Square upon consummation of the offer. Chase Acquisition has no material obligations except pursuant to the commitment with PNC Bank. See the "INTRODUCTION," "THE TENDER OFFER--Certain Information Concerning Court Square and the Purchaser," "THE TENDER OFFER--Source and Amount of Funds" and "THE TENDER OFFER-- Certain Conditions to the Offer."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

  The most important conditions to the offer are the following:

  . Chase Industries' board of directors must redeem the preferred stock purchase rights or Chase Acquisition, in its sole discretion, must be satisfied that the rights have been invalidated or are otherwise inapplicable to the offer and proposed second-step merger.

  . Chase Acquisition must have received sufficient funding, on terms at least as favorable to Chase Acquisition as are contained in the commitment letters received from PNC Bank, to pay for all shares tendered pursuant to the offer and not validly withdrawn and to pay all fees and expenses related to the offer and must be satisfied that it will have funding available following the offer sufficient to fund the proposed second-step merger and the ongoing working capital needs of Chase Industries.

  . Chase Acquisition, in its sole discretion, must be satisfied that, after consummation of the offer, Section 203 of the Delaware General Corporation Law will not prohibit for any period of time, or impose any voting requirements in excess of majority stockholder approval with respect to, the consummation of the proposed second-step merger or any other business combination involving Chase Industries and Chase Acquisition or any other subsidiary of Court Square or that the provisions of such statute are invalid or otherwise inapplicable to the proposed second-step merger.

  . All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the offer, the contribution of shares to Chase Acquisition by Court Square and the conversion of non-voting Chase Industries shares held by Court Square to voting shares must have expired or terminated.

  A more detailed discussion of the conditions to consummation of the offer may be found in the "INTRODUCTION" and "THE TENDER OFFER--Certain Conditions to the Offer."

DOES CHASE ACQUISITION HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

  . Yes. Chase Acquisition has obtained a commitment from PNC Bank to provide senior bank financing to Chase Acquisition in the aggregate amount of $120 million. The offer is conditioned on Chase Acquisition obtaining financing. See the "INTRODUCTION," "THE TENDER OFFER--Source and Amount of Funds" and "THE TENDER OFFER--Certain Conditions to the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

  . You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, January 31, 2001. Chase Acquisition currently expects that the offer will be extended until the principal conditions to the offer, which are described above, are satisfied. If the offer is extended, Chase Acquisition will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire. See "THE TENDER OFFER--Terms Of The Offer; Expiration Date."

  . Chase Acquisition may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after Chase Acquisition has purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. Chase Acquisition does not currently intend to include a subsequent offering period, although Chase Acquisition reserves the right to do so. See "THE TENDER OFFER--Terms Of The Offer; Expiration Date."

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

  . To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to Mellon Investor Services, L.L.C., the depositary, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares and Rights."

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

  . If the conditions to the offer are satisfied and Chase Acquisition consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See "THE TENDER OFFER--Acceptance for Payment and Payment."

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

  . You may withdraw a portion of or all your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if Chase Acquisition has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until Chase Acquisition does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See "THE TENDER OFFER--Withdrawal Rights."

WHAT DOES THE BOARD OF DIRECTORS OF CHASE INDUSTRIES THINK OF THIS OFFER?

  . Chase Industries' board of directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Chase Industries is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See "SPECIAL FACTORS--Fairness of the Offer and the Proposed Merger."

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

  . As indicated above, if the offer is successful, Chase Acquisition expects to conclude a merger transaction in which all shares of Chase Industries that were not purchased in this offer will be exchanged for an amount in cash per share equal to the highest price per share paid pursuant to the offer. If the proposed second-step merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights, if available, under Delaware law. Therefore, if the proposed second-step merger takes place and you do not perfect your appraisal rights (if available), the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the proposed second-step merger does not take place, the number of stockholders and the number of shares of Chase Industries that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Chase Industries may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See "SPECIAL FACTORS--Purposes of the Offer and the Proposed Merger; Plans for the Company."

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED SECOND-STEP MERGER?

  . Appraisal rights are not available in the offer. If you do not vote in favor of the proposed second-step merger and you comply with applicable procedures under Delaware law, subject to the exception described below, you will be entitled to appraisal rights in connection with the proposed second-step merger. Appraisal rights will not be available to stockholders in connection with the proposed second-step merger, however, if, on the applicable determination date for the proposed second-step merger, the Chase Industries common stock is registered on a national securities exchange or traded on the Nasdaq National Market System. The determination date for the proposed second-step merger will be the date fixed to determine the stockholders entitled to notice of and to vote on the proposed second-step merger. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Proposed Merger."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

  . The receipt of cash in the offer or the proposed second-step merger in exchange for Chase Industries shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See the "INTRODUCTION" and "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On December 15, 2000, the last trading day before the announcement of the intention to commence the offer, the shares of Chase Industries closed on the New York Stock Exchange at $7.125 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "THE TENDER OFFER--Price Range of the Shares."

WHOM CAN I CALL WITH QUESTIONS?

  . You can call D. F. King & Co., Inc., (800) 431-9629 (toll-free) or (212) 269-5550 (collect) with any questions you may have. D. F. King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Offer to Purchase.

To: All Holders of Shares of Common Stock of Chase Industries Inc.

                                 INTRODUCTION

  Chase Acquisition Corporation (the "Purchaser"), a Delaware corporation and a majority-owned subsidiary of Court Square Capital Limited ("Court Square"), a Delaware corporation, hereby offers to purchase (1) up to an aggregate of 2,300,000 shares of common stock, par value $0.01 per share (all issued and outstanding shares of such common stock, being referred to herein as, the "Shares"), of Chase Industries Inc., a Delaware corporation (the "Company"), and (2) unless and until validly redeemed by the Board of Directors of the Company (the "Company Board"), the related rights to purchase shares of Junior Participating Preferred Stock of the Company (the "Rights") issued pursuant to the Rights Agreement for such Rights (as amended from time to time, the "Rights Agreement"), by and between the Company and Mellon Investor Services LLC, as Rights Agent (the "Rights Agent"), at a price of $10.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

  Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. The Purchaser will pay all fees and expenses of Mellon Investor Services, L.L.C., as Depositary (the "Depositary"), and D. F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Certain Fees and Expenses."

  The purpose of the Offer is for Court Square to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition by the Purchaser of up to an aggregate of 2,300,000 Shares. Court Square currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a second-step merger or similar business combination with the Purchaser (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Upon the consummation of the Proposed Merger, the Company will be a privately held company and the Shares will no longer be quoted on the New York Stock Exchange (the "NYSE"). Upon the consummation the Proposed Merger, Court Square intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Although the Purchaser will seek to have the Company consummate the Proposed Merger promptly after consummation of the Offer, if the Company Board opposes the Offer and the Proposed Merger, certain terms of the Rights and certain provisions of the Delaware General Corporation Law (the "DGCL") may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. For these reasons, the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Rights Condition, the Financing Condition, the Business Combination Condition and the HSR Condition (each as defined below), and all other conditions set forth in "THE TENDER OFFER-- Certain Conditions to the Offer" are satisfied or waived. There can be no assurance that if the Offer is consummated, the Purchaser and Court Square will be able to effectuate the Proposed Merger. See below and "THE TENDER OFFER--Certain Conditions to the Offer."

  COURT SQUARE AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE COMBINATION OF THE COMPANY WITH THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF THE PURCHASER, AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY COURT SQUARE, THE PURCHASER AND THE COMPANY.

  The Offer is subject to the fulfillment of certain conditions, including the following:

  The Rights Condition. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Company Board, or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"). The Purchaser expects that the Rights will be described in the Company's Registration Statement to be filed on Form 8-A. The terms of the Rights are set forth in the Rights Agreement. To the knowledge of the Purchaser, the Rights Agreement has not yet been executed by the Company and the Rights Agent, and the description included in this Offer to Purchase has been derived from a draft of the Rights Agreement provided to the Purchaser by counsel to the Company. Therefore, the description included herein and the Rights Condition may be modified based upon the Purchaser's review of the executed Rights Agreement. See "THE TENDER OFFER--Certain Conditions to the Offer" for a more detailed discussion of the Rights and the Rights Agreement.

  According to the Company's press release on December 27, 2000, the Company Board adopted the Rights Agreement and declared a dividend of one Right for each outstanding Share. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Junior Participating Preferred Stock at a price of $30, subject to adjustment. The Rights are transferable only with the Shares until they become exercisable. The Rights will not be exercisable until the Distribution Date (as defined herein) and will expire on December 26, 2010 (the "Rights Expiration Date"), unless earlier redeemed by the Company as described in "THE TENDER OFFER-- Certain Conditions to the Offer."

  Under the Rights Agreement, the "Distribution Date" is the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (other than the Company, any Company subsidiary, any Company or Company subsidiary employee benefit plan or certain existing holders (including CVC) and their affiliates who do not increase their existing group ownership above the levels existing on the adoption date of the Rights Agreement), acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding voting Shares and (2) 10 business days (or such later date as may be determined by action of the Company Board) following the commencement of, or the announcement (after the adoption date of the Rights Agreement) of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons (other than the Company, any Company subsidiary or any Company or Company subsidiary employee benefit plan) of 20% or more of the outstanding Voting Shares. From and after the Distribution Date, the Rights will separate from the Shares and the certificates representing the Shares (the "Share Certificates").

  Based on publicly available information, the Purchaser believes that, as of January 2, 2001, the Rights were not exercisable, certificates representing the Rights ("Rights Certificates") have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that, as a result of the commencement of the Offer, the Distribution Date may occur as early as 10 business days from the date of this Offer to Purchase, unless the Company Board determines to postpone the Distribution Date. See "THE TENDER OFFER-- Certain Conditions to the Offer."

  UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF

SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN "THE TENDER OFFER-- PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS." UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE RELATED RIGHTS.

  The Financing Condition. Consummation of the Offer is conditioned upon the Purchaser receiving sufficient funding, on terms at least as favorable to the Purchaser as are contained in the commitment letters received from PNC Bank, National Association ("PNC Bank"), to pay for all Shares tendered pursuant to the Offer and not validly withdrawn and to pay all fees and expenses related to the Offer and being satisfied that it will have funding available following the Offer sufficient to fund the Proposed Merger and the ongoing working capital needs of the Company (the "Financing Condition"). See "THE TENDER OFFER--Source and Amount of Funds" and "THE TENDER OFFER--Certain Conditions to the Offer."

  The Business Combination Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL (the "Delaware Antitakeover Statute") will not prohibit for any period of time, or impose any voting requirements in excess of majority stockholder approval with respect to, the Proposed Merger or any other "Business Combination" (as defined for purposes of the Delaware Antitakeover Statute) involving the Company and the Purchaser or any other subsidiary of Court Square (the "Business Combination Condition").

  In general, the Delaware Antitakeover Statute prohibits public Delaware corporations from engaging in a "Business Combination" (which is defined to include a variety of transactions, including mergers) with an "Interested Stockholder" (which is defined generally as a person owning at least 15% of the voting stock of a corporation) for a period of three years following the date the person became an Interested Stockholder, unless:

    (1) before the person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder;

    (2) upon consummation of the acquisition that caused such person to become an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced not owned by (a) persons who are directors and also officers or (b) employee stock plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender or exchange offer; or

    (3) at the time of or after the acquisition that caused such person to become an Interested Stockholder, the Business Combination is approved by the board of directors and 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder at an annual or special meeting and not by written consent.

  See "THE TENDER OFFER--Certain Conditions to the Offer" for a more detailed description of the Delaware Antitakeover Statute. The Purchaser believes that it and Court Square collectively may be deemed to be an Interested Stockholder for purposes of the Delaware Antitakeover Statute upon consummation of the Offer and that, accordingly, the Delaware Antitakeover Statute may prohibit consummation of the Proposed Merger for a period of three years absent compliance with the Delaware Antitakeover Statute's board of directors and supermajority stockholder approval requirements.

  The Business Combination Condition would be satisfied if (1) the Company Board adopted a resolution approving the Offer and the Proposed Merger prior to (a) the consummation of the Offer or (b) Court Square and the Purchaser otherwise becoming Interested Stockholders or (2) the Purchaser were satisfied, in its sole discretion, that the Delaware Antitakeover Statute is invalid or otherwise inapplicable to the Offer and the Proposed Merger for any reason.

  The HSR Condition. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods (the "HSR Condition").

  Subject to certain conditions, Court Square intends to make a capital contribution of all of the Shares owned by it to the Purchaser. See "SPECIAL FACTORS--Transactions, Negotiations and Agreements." In addition, some of the Shares to be contributed by Court Square to the Purchaser are shares of nonvoting common stock, par value $.01, of the Company (the "Non-Voting Shares"). Pursuant to the Company's Restated Certificate of Incorporation, the Non-Voting Shares are convertible into shares of common stock, par value $.01, of the Company (the "Voting Shares"). Court Square intends to convert the Non-Voting Shares to Voting Shares.

  The Offer and the conversion of the Non-Voting Shares will, and the contribution of Shares by Court Square to the Purchaser may, trigger a filing obligation on the part of Court Square and the Purchaser under the HSR Act. The HSR Condition will be satisfied when all applicable waiting periods with respect to these transactions have expired or been terminated.

  CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER, INCLUDING, WITHOUT LIMITATION, THE RIGHTS CONDITION, THE FINANCING CONDITION, THE BUSINESS COMBINATION CONDITION AND THE HSR CONDITION. SEE "THE TENDER OFFER--TERMS OF THE OFFER; EXPIRATION DATE" AND "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER."

  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER AND THE CONVERSION OF SHARES PURSUANT TO THE PROPOSED MERGER ARE DESCRIBED IN "SPECIAL FACTORS--CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

  1. BACKGROUND OF THE OFFER AND THE PROPOSED MERGER; CONTACTS WITH THE
      COMPANY.

  In the ordinary course of Court Square's and its affiliates' (the "Court Square Group") leveraged buy-out business, the Court Square Group is continuously involved in discussions relating to acquisitions of varying sizes and due diligence investigations of several acquisition candidates. The Court Square Group initially acquired an interest in the Company through a leveraged buy-out in 1990. Since that date, the Court Square Group has beneficially owned at least 45 percent of the outstanding Shares and representatives of the Court Square Group have served on the Company Board. The current representatives of the Court Square Group serving on the Company Board are Thomas F. McWilliams ("Mr. McWilliams") and Charles E. Corpening ("Mr. Corpening").

  For a number of years, the Court Square Group has periodically reviewed the nature of its investments in the Company and has had numerous discussions with senior management and members of the Company Board. Over the last several years, Mr. McWilliams has repeatedly expressed his disappointment with the Company's return on capital employed and his view that the Company Board has not been sufficiently attentive to the creation of value for all stockholders. To create stockholder value, Mr. McWilliams has suggested or discussed, from time to time, a variety of potential transactions.

  In January 1999, Mr. McWilliams met with Martin V. Alonzo, President and Chief Executive Officer of the Company ("Mr. Alonzo") to discuss a contemplated leveraged buy-out of a publicly-traded metals processing company ("Metals Processor"). During the meeting, Mr. McWilliams proposed that the Court Square Group exchange $50 million of the Company's common stock (valued at the then-current market value) for a new class of convertible preferred stock of the Company, which would be convertible for the Company's common stock at a substantial premium to the then-current market value. In the proposed transaction, the Company would provide a portion of the financing for the leveraged buy-out of Metals Processor by acquiring $50 million of Metals Processor preferred stock, which would include an option to acquire Metals Processor at a fair market value price. The exercise of the option would be conditioned upon the President and Chief Executive Officer of Metals Processor (the "Metals Processor CEO"), being chief executive officer of the combined enterprise. During the course of the meeting, Mr. Alonzo instructed Mr. McWilliams that he would not support the proposal. Subsequent to the meeting, Mr. Alonzo accompanied Mr. McWilliams to Metals Processor's offices to assist in the evaluation of a Metals Processor leveraged buy-out.

  In March 1999, Mr. McWilliams and Mr. Alonzo discussed the desirability of pursuing alternatives for the Company to increase stockholder value. Among the factors that Messrs. McWilliams and Alonzo discussed in this context were:

  . that the Company's subsidiary Leavitt Tube Company, Inc. ("Leavitt Tube") was significantly under-performing, due in part to its failure to become a consolidator of the metal forming industry and the failure to efficiently integrate the Leavitt Tube acquisition;

  . that the trading value for the Company's common stock had remained relatively depressed; and

  . that the conditions in the mergers and acquisitions market generally were favorable, and that "going-private" transactions were successful methods of providing increased value to stockholders.

During this meeting, Mr. McWilliams asked Mr. Alonzo to consider pursuing a "going-private" alternative to increase stockholder value.

  In early April 1999, Mr. Alonzo responded to Mr. McWilliams suggestion. Mr. Alonzo expressed concern to Mr. McWilliams that "going-private" transactions sometimes result in stockholder litigation, and that an auction process would be important to any contemplated transaction. Mr. McWilliams responded that regardless of the type of alternative selected to maximize stockholder value, the Company Board would make its decision consistent with its fiduciary duties, and that if an auction was required for the Company Board to meet its obligations, an auction should be used. Mr. Alonzo also expressed concern that the timing was not right for an auction as the Company's earnings were down, he expected increased earnings starting in 2000, and that existing material litigation would likely depress the value of the Company in an auction. Mr. Alonzo told Mr. McWilliams that he was not willing to participate in a "going-private" transaction as an investor, but was willing to discuss a management role with the Company after such a transaction. After considering Mr. Alonzo's expressed lack of support for a "going-private" transaction, Mr. McWilliams decided at that time not to pursue such an alternative.

  In October 1999, Mr. McWilliams requested that Mr. Alonzo meet with the Metals Processor CEO to discuss a possible acquisition of the Company by Metals Processor. Messrs. Alonzo and McWilliams and the Metals Processor CEO met on October 8, 1999. The Metals Processor CEO proposed a negotiated acquisition of the Company by Metals Processor. At the conclusion of the one hour meeting, Mr. Alonzo rejected the proposal on the basis that he believed Metals Processor had poor long-term business prospects and that the proposed value for the Company was insufficient.

  On October 14, 1999, the Metals Processor CEO made a written proposal to the Company Board. The terms of the written offer were consistent with the terms expressed at the October 8 meeting with Messrs. McWilliams and Alonzo. As a result of receiving the Metals Processor CEO's letter on October 14, Mr. Alonzo hired Vinson & Elkins, a Texas law firm, to provide legal advice in connection with the offer and Donaldson Lufkin and Jenrette ("DLJ") to advice the Company Board. On March 28, 2000, DLJ reported to the Company Board its evaluation of the Company's various strategic alternatives. Based upon the advice of DLJ, the Company Board concluded, on an informal basis, that the Company should pursue a long-term strategy of the sale of the Company after the disposal of the Leavitt Tube business and after certain material litigation was resolved. Subsequently, at the December 18, 2000 meeting of the Company Board discussed below, Mr. Alonzo expressed the view that the pursuit of such a strategy had also been conditioned on the completion of the Company's current capital expenditure program.

  During Board of Directors meetings during 1999 and 2000, including the Board of Directors meeting on October 19, 2000, Mr. McWilliams continued to express concern that the Company was not aggressively considering alternatives to maximize stockholder value, including alternatives regarding Leavitt Tube. During the October 19 meeting, the Company Board voted to engage an investment bank to consider strategic alternatives for Leavitt Tube. Thereafter, the Company engaged Robinson-Humphrey, a subsidiary of Salomon Smith Barney and Citigroup, to review all strategic alternatives for Leavitt Tube, including the sale of Leavitt Tube.

  On December 14 and 15, Mr. McWilliams telephoned each of the members of the Company Board to inform them that Court Square's majority-owned subsidiary, Chase Acquisition Corporation, planned to announce its intention to commence a tender offer for 2.3 million Shares and to complete the Proposed Merger. One director of the Company asked Mr. McWilliams if Court Square would postpone the announcement for at least three to four months until the Company Board had an opportunity to consider alternatives to the Offer. Mr. McWilliams stated that after a year of trying to focus the Company Board on stockholder value, he did not want to wait. He did, however, offer to postpone a public announcement if the Company entered into a merger agreement, (i) at a price of $10.50 a Share, and (ii) that allowed the Company to actively solicit and accept higher offers. Mr. McWilliams did not receive a response to this proposal.

  During the morning of December 18, the Company Board met to consider Court Square's intended transactions. During this meeting, Mr. McWilliams explained that a tender offer and merger were contemplated given the Company Board's unwillingness to act on Mr. McWilliams' frequent requests to consider and adopt value enhancing alternatives. Mr. McWilliams also assured the Company Board that it was Court Square's intention to provide adequate time for the Company to evaluate and pursue other alternatives. In this regard, Mr. McWilliams stated that he expected the tender offer to remain open until January 31, 2001 which would be longer than the customary 20 business days. Mr. McWilliams also stated that the Purchaser would not immediately commence the offer so as to allow the Company Board a further opportunity over the holidays to prepare a thoughtful recommendation.

  On December 18, 2000, the Purchaser announced its intention to commence the Offer and delivered the following letter to the Company Board:

                         Chase Acquisition Corporation

                               December 18, 2000

    Chase Industries Inc.
    14212 County Road M-50
    Montpelier, OH 43543
    Attention: Board of Directors
    c/o Michael T. Segraves, Secretary

    Gentlemen:

      This letter will confirm the information conveyed to many of you earlier today by Tom McWilliams. On behalf of an investor group headed by me, that will include Court Square Capital Limited, we are proposing a transaction in which our newly formed company, Chase Acquisition Corporation, will acquire all of Chase Industries' issued and outstanding shares for $10.50 cash per share.

      To effect the transaction, we expect to commence a tender offer for up to 2,300,000 shares of Chase Industries' stock. The tender offer price will be $10.50 per share in cash. Any shares not acquired in the tender offer will be acquired in a subsequent cash merger at the same price. We expect that the tender offer will expire on January 31, 2001, and that the merger will close after a stockholder meeting approving the merger.

      We have the financing in place to complete this transaction. Court Square Capital Limited has agreed to contribute its 7,289,946 shares to Chase Acquisition in exchange for ownership in Chase Acquisition. PNC Bank has extended to Chase Acquisition a commitment letter for financing facilities sufficient to fund the tender offer and subsequent merger.

      The tender offer and merger will be subject to customary conditions, including regulatory approvals and receipt of the financing on the terms outlined in the commitment letter, and approval of Chase Industries' board of directors.

      I have attached to this letter a copy of the press release that we intend to issue today announcing the offer.

      We believe that this proposed transaction represents fair value for Chase Industries' shareholders and would like the opportunity to discuss it with you as soon as possible. We believe the value in Chase Industries is not reflected in its current stock price; and given the current outlook for small capitalization companies in today's markets, we do not think the full value will be appreciated by the markets in the near future. We are excited by this opportunity and look forward to working with you on this transaction.

                                          Sincerely,

                                          CHASE ACQUISITION CORPORATION

                                                 /s/ Robert F. B. Logan
                                          By: _________________________________
                                            Robert F. B. Logan
                                            President

  On December 18, 2000, in preparation for the commencement of the Offer, the Purchaser and Court Square sent letters to the Company demanding access to, among other things, the Company's stockholders list and security listing position.

  On December 26, 2000, the Company Board held a meeting purportedly to discuss the Offer. Neither Mr. McWilliams nor Mr. Corpening received any materials in advance of the meeting. After being assured that the only topics to be discussed at the meeting were the Offer and the Company's possible responses to the Offer, Mr. McWilliams and Mr. Corpening recused themselves from the meeting.

  On December 27, 2000, the Company announced that the Company Board had adopted the Rights Plan and certain bylaw amendments. Mr. McWilliams and Mr. Corpening had not received any materials regarding these actions purported to be taken by the Company Board, nor did either participate in any discussions with anyone concerning these purported actions. In its press release, the Company stated "[t]his plan is designed to protect against abusive takeover tactics and ensure that all stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire Chase Industries. It includes safeguards against partial or two-tiered tender offers, squeeze-out mergers and other abusive takeover tactics."

  On December 28, 2000, the Purchaser and Court Square requested copies of the Rights Plan and the bylaw amendments purported to have been adopted by the Company Board.

  In response to the Company's announcement of the purported adoption of the Rights Plan and bylaw amendments, Mr. McWilliams, in his capacity as a director of the Company Board, wrote the following letter to the Company:

    December 29, 2000

    Chase Industries Inc.
    14212 County Road M-50
    Montpelier, OH 43543
    Attention: Board of Directors
    c/o Michael T. Segraves, Secretary

    Gentlemen:

      I am writing in my capacity as a director of Chase Industries, Inc. I was amazed and disappointed to see the press release issued by the Company on December 27, 2000 announcing amendments to the Company's bylaws and adoption of a stockholders rights plan.

      I understand, as a director of a company that has made an offer to purchase Chase Industries, that there are conflicts of interest that I and the Board of Chase must address. I have recused myself from the two Board discussions where the pending offer was discussed. I have been very sensitive to this conflict.

      On the afternoon of December 26, 2000 Charles Corpening and I participated in a telephone conference call with the Board. When we were told the only topic to be discussed was the pending offer and the Board's alternatives in responding to the offer, we agreed to recuse ourselves from further participation in that specific Board meeting. We did not receive any materials prior to the Board meeting and I was assured no other topics were being discussed.

      I find the statements made to me, in light of the press release on December 27, 2000, to be disingenuous at best. The bylaw amendments and stockholder rights plan have nothing to do with the pending offer. As stated in the letter to the Board and in the press release issued, the offer was subject to "approval of Chase Industries' Board of directors." We could not have been clearer that the Chase Board had a veto power on the transaction. Given that, the stockholders right plan and bylaw amendments have nothing to do with the offer, they are merely intended to place restrictions on the exercise of stockholder rights by existing stockholders of the Company. I find it outrageous that the Board would try to take these steps in the manner effected this week.

      I also question whether the members of the Board who stayed on the call exercised their duties of due care in purporting to approve the stockholder rights plan and the bylaw amendments. As noted above, neither Mr. Corpening nor myself received any materials relating to these actions. As of today, four days after the Board meeting, the stockholders rights plan is still being finalized. Our attorney only received the bylaw amendments yesterday evening, three full days after the Board meeting. We cannot understand how the Board could approve documents, in such a sensitive situation, that are in such poor shape that it takes days to finalize them.

      We seriously question whether the stockholder rights plan or the bylaw amendments were validly adopted. As a director of the Company with fiduciary duties to all stockholders, and as a representative of the largest single shareholder of the Company, I insist that the Board adhere to the most scrupulous standards of corporate governance. The Board did not meet this standard in this past week.

      For several years, I have expressed my concerns that the Board has not been sufficiently attentive to the creation of value for all shareholders. The actions of the Board over the last week, in my opinion, reinforce that point.

    Very truly yours,

    /s/ Thomas F. McWilliams

  During the period from December 14, 2000, when Mr. McWilliams started to inform members of the Company Board of the contemplated offer, through the date of this Offer to Purchase, none of Mr. Logan, Mr. McWilliams, Mr. Corpening, Court Square or the Purchaser was contacted by the Company to discuss the terms of the Purchaser's contemplated offer or to negotiate the terms of a transaction.

  On January 2, 2001, the Purchaser commenced the Offer.

  2. FAIRNESS OF THE OFFER AND THE PROPOSED MERGER.

  Because the Shares owned (or to be owned in the case of the Purchaser) by Court Square and the Purchaser represent over 45% of the Shares of the Company, including over 12% of the Voting Shares and each has two representatives on the Company Board, Court Square and the Purchaser may be deemed "affiliates" of the Company for purposes of Rule 13e-3 under the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Court Square and the Purchaser considered the fairness of the Offer and the Proposed Merger to the stockholders who may tender into the Offer and the stockholders to be cashed out in the Proposed Merger (collectively, the "Public Stockholders") of the Company.

  Court Square and the Purchaser believe that the Offer and the Proposed Merger are fair to the Public Stockholders of the Company. In reaching their determination that the Offer and the Proposed Merger are fair to the Public Stockholders of the Company, Court Square and the Purchaser considered the following factors:

  . The premium reflected in the Offer price of $10.50 per Share. Court Square and the Purchaser considered the current and historical trading prices of the Shares prior to the Offer. The Offer price represents a premium of over 47% over the closing price on December 15, 2000, the last trading day prior to the public announcement of the contemplated offer.

  . The purchase of the Shares by the Purchaser would eliminate the exposure of the Public Stockholders of the Company to any future decline in the price of the Shares.

  . The relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Stockholders of the Company from the all-cash Offer and Proposed Merger. Court Square and the Purchaser believe that the liquidity that would result from the Offer and the Proposed Merger would be beneficial to the Public Stockholders because Court Square's significant ownership of Shares, and the significant ownership by Mr. Alonzo, (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Court Square.

  . Court Square and the Purchaser believe the Offer and Proposed Merger to be attractive in light of the Company's current financial performance, profitability and growth prospects. The Company has had significant operating issues with Leavitt Tube, has been involved in an environmental indemnification dispute with millions of dollars at stake for a period of years and has embarked upon a substantial capital expenditure program that will not start generating future returns until the end of 2002, if at all. The Offer and Proposed Merger would shift the risk of the future financial performance of the Company from the Public Stockholders of the Company to the Purchaser and Court Square.

  . Court Square and the Purchaser considered the terms of the Offer and the Proposed Merger including (1) the amount of the consideration and that it will be in the form of cash and (2) the tender offer structure, which would provide an expeditious means for the stockholders of the Company to receive cash for a portion of their Shares, especially in light of the relatively low trading volume in the Shares.

  Parent and Purchaser also believe that the Offer and Proposed Merger are procedurally fair to the stockholders of the Company in light of the following factors:

  . A majority of the members of the Company Board are independent of Court Square and the Purchaser. The Company Board has retained independent counsel and independent financial advisors to represent the Company Board in this process. The two directors of the Purchaser and officers of Court Square who are members of the Company Board have recused themselves from discussions of the Company Board concerning the Offer and Proposed Merger.

  . By publicly announcing the Offer and Proposed Merger without any binding commitment by the Company to Court Square or the Purchaser, the Company Board is free to investigate alternatives without any restrictions imposed by Court Square or the Purchaser regarding the solicitation or negotiation of alternative transactions. Mr. McWilliams started notifying directors of the proposed Offer and Proposed Merger on December 14, 2000. In these phone calls, Mr. McWilliams noted that he expected the Company Board to review alternatives to the Offer and Proposed Merger. In the press release by the Purchaser on December 18, 2000, announcing the Offer, Mr. Logan stated that the Purchaser fully expected the Company Board to investigate alternatives.

  . Mr. McWilliams began calling members of the Company Board on December 14, 2000 notifying them of the intent of the Purchaser to commence an Offer, and stated in these communications that the Offer would not expire until January 31, 2001. This 47 day period is far in excess of any statutory requirement for keeping an Offer open. Mr. McWilliams also noted that in these conversations that Court Square and the Purchaser would not immediately commence the Offer so that the Company Board would have additional time prior to being required to make a recommendation to the Public Stockholders.

  . Each Public Stockholder of the Company can individually determine whether to tender Shares in the Offer.

  . The Offer provides the opportunity for the Public Stockholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

  . The Public Stockholders of the Company who believe that the terms of the Offer and the Merger Agreement are not fair can pursue appraisal rights in respect of the Proposed Merger under the DGCL.

  Court Square and the Purchaser did not consider the book value or the liquidation value of the Company to be a meaningful indicator of the fair value of the Shares. In addition, Court Square and the Purchaser are aware of studies done by an independent financial advisor to the Company Board that were presented to the Company Board in March 2000 and included various analyses of the trading prices of comparable public companies, the transaction prices paid in sales of comparable public companies and analyses based on various financial models. Court Square and the Purchaser do not view comparable company analysis, whether based on an analysis of trading price or an analysis of sale transactions, as particularly relevant since the Company has no directly comparable public competitor. Court Square and the Purchaser have not been able to identify any companies that are comparable in any meaningful sense to the businesses actually operated by the Company. The financial analysis performed by the independent banker was also not considered particularly relevant since it was based on projections developed by the Company's management that are over nine months old and are based on stronger economic conditions than the Purchaser believes are warranted based on the current state of the economy. While the price in the Offer and the Proposed Merger are clearly within the range of values generated by the foregoing analysis, Court Square and the Purchaser did not rely on this analysis in determining the price in the Offer and Proposed Merger.

  Court Square and the Purchaser also considered the following factor, which it considered to be negative from the perspective of the Public Stockholders of the Company, in its deliberations concerning the fairness of the terms of the Offer and Proposed Merger:

  . Following the successful completion of the Offer and Proposed Merger, the Public Stockholders of the Company would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

  In determining that the Offer and the Proposed Merger are fair to the Public Stockholders of the Company, Court Square and the Purchaser considered the above factors as a whole and did not assign specific or relative weights to them.

  3. FINANCIAL PROJECTIONS.

  The Company's Projections. To the knowledge of Court Square and the Purchaser, the Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, management of the Company does prepare internal financial projections. To the knowledge of Court Square and the Purchaser, such projections represent what management of the Company believes to be a reasonable estimate of the Company's future financial performance and reflect significant assumptions and subjective judgments by the Company's management regarding industry performance and general business and economic conditions, including assumptions regarding the Company's future development projects. The projections set forth below (the "Company Projections") were not prepared with a view to public disclosure and are included herein for the limited purpose of giving the Company's stockholders access to financial projections of the Company (excluding Leavitt Tube) prepared by the Company's management in the first quarter of 2000 that were made available to Court Square. Court Square has not seen or been furnished any new or updated projections prepared by the Company since March 2000. The Company Projections may or may not reflect the Company's current estimate of the Company's future financial performance.


      Operating Data                    2000    2001    2002    2003    2004
      --------------                   ------  ------  ------  ------  ------
      Base Case
        Revenues...................... $292.3  $293.7  $312.2  $326.4  $349.5
        EBITDA........................ $ 40.2  $ 48.9  $ 50.2  $ 53.9  $ 60.1
        EBITDA Margin.................   13.8%   16.6%   16.1%   16.5%   17.2%
        Total Capital Expenditures.... $ 30.0  $ 25.0  $  5.5  $  6.0  $  6.5
        Expansion Capital
         Expenditures................. $ 25.0  $ 20.0  $  0.0  $  0.0  $  0.0
      Recession Case
        Revenues...................... $292.3  $229.5  $261.3  $322.5  $349.5
        EBITDA........................ $ 40.2  $ 40.2  $ 33.1  $ 50.6  $ 60.2
        EBITDA Margin.................   13.8%   17.5%   12.7%   15.7%   17.2%
        Total Capital Expenditures.... $ 30.0  $ 25.0  $  5.5  $  6.0  $  6.5
        Expansion Capital
         Expenditures................. $ 25.0  $ 20.0  $  0.0  $  0.0  $  0.0

  The Purchaser and Court Square are not aware how the Company defined EBITDA for purposes of the Company's Projections. Generally, EBITDA is calculated as the sum of operating income plus depreciation and amortization of goodwill. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and neither is a measurement required, nor represents cash flow from operations as defined by generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity.

  TO THE KNOWLEDGE OF COURT SQUARE AND THE PURCHASER, THE COMPANY DOES NOT, AS A MATTER OF COURSE, DISCLOSE PROJECTIONS AS TO FUTURE REVENUES, EARNINGS OR OTHER INCOME STATEMENT DATA AND THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. IN ADDITION, THE COMPANY PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR WITH A VIEW TO COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF THE DATA THAN AS SHOWN ABOVE. TO COURT SQUARE'S KNOWLEDGE, THE COMPANY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON SUCH COMPANY PROJECTIONS. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO COURT SQUARE PRIOR TO THE OFFER. ACCORDINGLY, NONE OF COURT SQUARE, THE PURCHASER OR THE COMPANY OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE COMPANY PROJECTIONS INCLUDED IN THIS OFFER TO PURCHASE, AND NONE OF COURT SQUARE, THE PURCHASER, THE COMPANY OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY AS TO THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE COMPANY PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF COURT SQUARE, THE PURCHASER AND THE COMPANY, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE ABOVE COMPANY PROJECTIONS WILL BE REALIZED AND IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

  Court Square's Projections. The projections set forth below (the "Court Square Projections") of the Company (excluding Leavitt Tube) were prepared by Court Square based upon public reports in respect of the Company and its capital stock, and Court Square's evaluation of publicly available financial information of the Company. In preparing these projections, Court Square assumed a recession in 2001 and 2002. The Court Square Projections were not prepared with a view to public disclosure and are included herein for the limited purpose of giving the Company's stockholders access to financial projections developed by Court Square in November 2000.

                                          2000    2001    2002    2003    2004
                                         ------  ------  ------  ------  ------
      Revenues.......................... $299.0  $240.0  $240.0  $305.0  $330.0
      EBITDA............................ $ 40.5  $ 31.5  $ 31.5  $ 50.0  $ 54.5
      EBITDA Margin.....................   13.5%   13.1%   13.1%   16.4%   16.5%
      Total Capital Expenditures........ $ 20.0  $ 20.0  $  5.5  $  5.0  $  5.0

  EBITDA is calculated for purposes of the Court Square Projections as the sum of operating income plus depreciation and amortization of goodwill. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and neither is a measurement required, nor represents cash flow from operations as defined by generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity.

  THE FOREGOING PROJECTIONS BY COURT SQUARE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE. IN ADDITION, THE COURT SQUARE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR WITH A VIEW TO COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD

REQUIRE A MORE COMPLETE PRESENTATION OF THE DATA THAN AS SHOWN ABOVE. THE COURT SQUARE PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY INDEPENDENT AUDITORS, AND ACCORDINGLY NO AUDIT FIRM HAS EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON SUCH PROJECTIONS. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS DEVELOPED BY COURT SQUARE AND THEREAFTER PROVIDED TO FINANCIAL SOURCES IN CONNECTION WITH A CONTEMPLATED OFFER. ACCORDINGLY, NONE OF COURT SQUARE OR THE PURCHASER OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE FOREGOING COURT SQUARE PROJECTIONS, AND NONE OF COURT SQUARE, THE PURCHASER OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY AS TO THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE COURT SQUARE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF COURT SQUARE AND THE PURCHASER, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE ABOVE COURT SQUARE PROJECTIONS WILL BE REALIZED AND IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

  4.  FORWARD LOOKING STATEMENTS.

  THE MATTERS DISCUSSED UNDER THE HEADINGS "--BACKGROUND OF THE OFFER AND THE PROPOSED MERGER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER AND THE PROPOSED MERGER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER--CERTAIN INFORMATION CONCERNING THE COMPANY" CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STOCKHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THE HEADINGS "--BACKGROUND OF THE OFFER AND THE PROPOSED MERGER; CONTACTS WITH THE COMPANY," "--FAIRNESS OF THE OFFER AND THE PROPOSED MERGER," "--FINANCIAL PROJECTIONS" AND "THE TENDER OFFER-- CERTAIN INFORMATION CONCERNING THE COMPANY," THE FOLLOWING FACTORS MAY CAUSE THE COMPANY'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:

  .    supply and demand for the Company's products;

  .    competitive product and pricing pressures;

  .    failure to maintain current levels of manufacturing operations;

  .    changes in industry laws and regulations;

  . general economic and industry conditions in the end-use markets for the Company's products;

  .    effect of fluctuations in foreign currency rates; and

  .    failure to successfully implement capacity expansion programs.

  5. PURPOSE AND STRUCTURE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY.

  General. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Purchaser presently intends, as soon as practicable after consummation of the Offer to seek to have the Company consummate the Proposed Merger. At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by the Purchaser) would be converted into an amount in cash equal to the highest price per Share paid in the Offer.

  Court Square and the Purchaser currently intend to pursue the Proposed Merger following consummation of the Offer. However, as Court Square and the Purchaser are seeking to negotiate with respect to the acquisition of the Company, Court Square and the Purchaser reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving the Company in which the Shares not owned by the Purchaser would be converted into or exchanged for cash, shares of the Purchaser's common stock and/or other securities or consideration.

  The timing of consummation of the Offer and the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the conditions to the Offer have been satisfied or waived.

  Certain terms of the Rights and certain provisions of the DGCL may affect the ability of the Purchaser to obtain control of the Company and to cause the Purchaser to consummate the Proposed Merger. The Purchaser believes that if the Rights Condition, the Financing Condition, the Business Combination Condition and the HSR Condition are satisfied, it should be able to implement the Proposed Merger. Nevertheless, the Purchaser can give no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.

  Alternative Structures Considered by the Purchaser. Court Square and the Purchaser also considered whether to structure the transaction as a merger, without a tender offer. In determining to proceed with the tender offer for a specified number of shares, Court Square and the Purchaser noted that a partial tender offer would allow the Public Stockholders to sell a portion of their shares on a expeditious basis at the price offered in the Offer. In addition, in the Offer each Public Stockholder would individually determine whether to accept the Offer Price or alternatively not to tender their shares and preserve their appraisal rights in the Proposed Merger under applicable law.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

  Effects of the Offer and the Proposed Merger. If the Offer and the Proposed Merger are consummated, immediately following the Proposed Merger, (1) Court Square, (2) Robert F. B. Logan, who is currently a minority stockholder in the Purchaser ("Mr. Logan"), and (3) certain management investors who may decide to invest directly in the Purchaser will collectively own all the equity interests of the Company (provided that following the Proposed Merger if PNC Bank elects to exercise its right to invest in the Company pursuant to the financing terms, then PNC Bank may own an equity interest in the Company) and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, such parties will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Proposed Merger. Subsequent to the Proposed Merger, the Public Stockholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Proposed Merger and will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Proposed Merger.

  Possible Effect of the Offer and Open Market Purchases on the Market for Shares. Following the completion of the Offer and prior to the effective date of the Proposed Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Plans for the Company After the Offer and the Proposed Merger. Upon consummation of the Proposed Merger, the Company will become a privately held corporation. Accordingly, the Public Stockholders will not have the opportunity to participate in the earnings and growth of the Company after the consummation of the Proposed Merger and will not have any right to vote on corporate matters. In addition, the Public Stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the Shares in a sale transaction, if any, occurring after the consummation of the Proposed Merger. No such transactions are contemplated at this time. However, such Public Stockholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company after the consummation of the Proposed Merger.

  The Voting Shares are currently listed for quotation on the NYSE. Following the closing of the Offer and prior to the effective date of the Proposed Merger, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with the Purchaser or Court Square, the Voting Shares may no longer meet the quantitative requirements for continued listing on the NYSE. As a result of the Proposed Merger and following consummation of the Proposed Merger, the Company will be entirely owned by Court Square, Mr. Logan and certain management investors who may decide to invest directly in the Purchaser (provided that following the Proposed Merger if PNC Bank elects to exercise its right to invest in the Company pursuant to the financing terms, then PNC Bank may also own an equity interest in the Company), and there will be no public market for the Shares. Following the consummation of the Proposed Merger, the Voting Shares will no longer be quoted on the NYSE and the Purchaser intends to terminate the registration of the Shares under the Exchange Act. Accordingly, after the Proposed Merger there will be no publicly traded equity securities of the Company. Prior to the effective date of the Proposed Merger, the purchase of Shares pursuant to the Offer or open market or privately negotiated purchases following consummation of the Offer may result in the Voting Shares becoming eligible for deregistration under the Exchange Act. Moreover, after the Proposed Merger, the Company may deregister the Voting Shares in which event the Company will no longer be legally required to file periodic reports with the Commission, under the Exchange Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiaries), and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and stockholders who beneficially own 10% or more of the Shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Proposed Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

  Upon consummation of the Proposed Merger, the Purchaser and Court Square intend to have the Company Board consist of Mr. Logan, Mr. McWilliams and Mr. Corpening. The Purchaser and Court Square also intend to designate Mr. Logan as the President and Chief Executive Officer of the Company. The Purchaser does not anticipate making any other changes in management.

  The Company and Mr. Alonzo are parties to an Employment Agreement dated as of November 10, 1994 (the "Employment Agreement"). Pursuant to the Employment Agreement, the Company agreed to employ Mr. Alonzo as its Chairman of the Company Board, President and Chief Executive Officer. Upon the consummation of the Proposed Merger, the Purchaser and Court Square intend to terminate the Employment Agreement. If the Employment Agreement is terminated, the Company may be required to pay severance to Mr. Alonzo in the amounts and in the manner specified by the Employment Agreement.

  The Company also recently announced that it has engaged Robinson-Humphrey, a subsidiary of Salomon Smith Barney/Citigroup, to review all strategic alternatives for Leavitt Tube, including the sale of Leavitt Tube. After the consummation of the Offer and the Proposed Merger, the Purchaser and Court Square intend to continue to pursue the evaluation of strategic alternatives for Leavitt Tube, including the sale of such subsidiary or its assets.

  In connection with the Offer and the Proposed Merger, Court Square and the Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company. In addition, if and to the extent that the Purchaser acquires control of the Company, Court Square and the Purchaser intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, facility locations, corporate structure, marketing strategies, capitalization or management.

  6. RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE PROPOSED MERGER.

  No appraisal rights are available to stockholders who tender their Shares in the Offer. If the Proposed Merger is consummated, however, record stockholders who have not validly tendered their Shares or voted in favor of the Proposed Merger will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262"), a copy of which is attached as Schedule II to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Company, as the surviving corporation in the Proposed Merger (the "Surviving Corporation"). A judicial determination of the fair value of Appraisal Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more than, equal to, or less than the price per Share offered pursuant to the Offer or proposed to be paid in the Proposed Merger. In addition, such stockholders may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their Appraisal Shares from the effective time of the Proposed Merger until the date of payment.

  Under Section 262, if the Proposed Merger is submitted to a vote of the stockholders at a meeting thereof, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Proposed Merger, notify each of the stockholders entitled to appraisal rights that such rights are available. A holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Proposed Merger, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the effective time of the Proposed Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the effective time of the Proposed Merger, will lose any right to appraisal in respect of such Appraisal Shares.

  A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of such Appraisal Shares.

  A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of Appraisal Shares.

  A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

  Within 120 days after the effective time of the Proposed Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements of Section 262 summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's Appraisal Shares. There is no present intention on the part of the Purchaser to file an appraisal petition on behalf of the Company, and stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of any stockholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the effective time of the Proposed Merger, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Proposed Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

  If a petition for appraisal is timely filed, and after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the Appraisal Shares from the effective time of the Proposed Merger.

  The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

  At any time within 60 days after the effective time of the Proposed Merger, any stockholder shall have the right to withdraw its demand for appraisal and to accept the proposed merger consideration. After this period, the stockholder may withdraw such holder's demand for appraisal only with the consent of the Company. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the proposed merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal within the time period specified above.

  Except as otherwise disclosed in the Offer to Purchase, neither the Purchaser nor Court Square has made any provision in connection with the Offer or the Proposed Merger to obtain counsel or appraisal services for unaffiliated security holders at the expense of the Purchaser or Court Square.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  7. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

  Transactions with the Company or Its Affiliates. On December 12, 2000, Court Square paid Citicorp Venture Capital Ltd., an affiliate of the Purchaser and Court Square ("CVC"), for all 7,289,946 Shares owned by CVC (the "CVC Shares") to Court Square (the "CVC Transfer") for $10.50 per share, subject to adjustment. Court Square expects the certificates for the CVC Shares to be made in Court Square's name shortly.

  Agreements Involving the Securities of the Company. CVC is a party to a Voting Agreement, dated as of November 10, 1994 (the "Voting Agreement"), by and between CVC, the Company and Mr. Alonzo. Pursuant to the Voting Agreement, the Company has agreed to use its best efforts to cause up to two designees of CVC and one designee of Mr. Alonzo to be nominated for election as directors of the Company, and each of CVC and Mr. Alonzo have agreed to vote their respective Shares in favor of such designees. By virtue of the CVC Transfer, Court Square must vote the CVC Shares in favor of Mr. Alonzo as a director of the Company, in compliance with the Voting Agreement. By its terms, the Voting Agreement terminates when Mr. Alonzo no longer owns 1% or more of the Shares outstanding. Upon consummation of the Proposed Merger, all of the Shares owned by Mr. Alonzo will be converted into the right to receive an amount in cash equal to the highest price paid per Share in the Offer, and consequently, the Voting Agreement will terminate.

  CVC is also a party to an Exchange Agreement, dated as of November 4, 1994 (the "Exchange Agreement"), by and between CVC and the Company. Pursuant to the Exchange Agreement, the Company has granted CVC the right to exchange all or a portion of its Voting Shares for Non-Voting Shares, subject to the availability of authorized Non-Voting Shares. At the request of the Company, Court Square has executed a joinder to the Exchange Agreement as a condition to its acquisition of the CVC Shares.

  CVC is also a party to a Registration Rights Agreement, dated as of November 10, 1994 (the "Registration Rights Agreement"), by and between CVC, the Company and Mr. Alonzo. Pursuant to the Registration Rights Agreement, the Company has granted CVC and Mr. Alonzo certain registration rights relating to the Shares owned by them. Court Square has obtained CVC's registration rights by virtue of its acquisition of the CVC Shares. Upon consummation of the Proposed Merger, all of the Shares owned by Mr. Alonzo will be converted into the right to receive an amount in cash equal to the highest price paid per Share in the Offer, and consequently, he will have no Shares subject to the registration rights.

  The Purchaser and Court Square have entered into a Contribution Agreement, dated as of December 18, 2000 (the "Contribution Agreement"), whereby Court Square has agreed to contribute all 7,289,946 Shares owned by it (the "Contributed Shares") to the Purchaser. Court Square's obligation to contribute the Contributed Shares is conditioned upon the completion of the Offer and the expiration of the applicable waiting period under the HSR Act.

  Other Material Agreements and Relationships. Mr. McWilliams, an officer of Court Square and an officer and director of the Purchaser, is a director of the Company. Mr. Corpening, an officer of Court Square and a director of the Purchaser, is also a director of the Company.

  8. INTEREST IN SECURITIES OF THE COMPANY.

  Securities Ownership. The following table sets forth certain information, as of December 29, 2000, regarding the ownership of Shares by the Purchaser, Court Square and the persons named in Schedule I to this Offer to Purchase. The Purchaser and Court Square believe that all such directors and executive officers and all directors of the Company who are representatives of Court Square currently intend to tender their Shares into the Offer, except to the extent that the tendering would subject that person to the "short-swing profit" rules of Section 16(b) of the Exchange Act. Mr. McWilliams has an indirect pecuniary interest in 223,045 Shares held by a family partnership in which Shares Mr. McWilliams may be deemed to have a beneficial ownership interest under Rule 13d-3 of the Securities Act of 1933, as amended, and while the Purchaser believes that such family partnership will tender its shares, the Purchaser has no commitment such family partnership will do so. Except as indicated below, the executive officers and directors of Citigroup Inc. ("Citigroup"), Court Square and the Purchaser do not own any Shares.

                                          Amount and Nature of
                                          Percent of Beneficial Percent of Total
               Beneficial Owner                 Ownership       Common Stock(1)
      ----------------------------------- --------------------- ----------------
      Citigroup Inc......................       7,292,946(2)          47.7%
      Court Square.......................       7,289,946(3)          47.7%
      Purchaser..........................       7,289,946(4)          47.7%
      Thomas F. McWilliams...............          17,938(5)             *
      Charles E. Corpening...............          16,852(6)             *
      William T. Comfort.................         200,000                *
      James A. Urry......................         100,000                *

--------
*Less than 1% of the Shares.

(1) Percentages are based on the number of Voting Shares and Non-Voting Shares issued and outstanding as of November 6, 2000 as reported in the Company's Form 10-Q for the quarterly period ended September 30, 2000 (the "Company 10-Q"). Percentages give effect to the 6,150,118 Non-Voting Shares outstanding as of the date of this Offer to Purchase.

(2) Citigroup owns 7,289,946 Shares indirectly through its direct wholly owned subsidiary, Citigroup Holdings Company ("Citigroup Holdings"). Citigroup Holdings owns 7,289,946 Shares indirectly through its direct wholly owned subsidiary, Citicorp. Citicorp owns 7,289,946 Shares indirectly through its direct wholly owned subsidiary, Citicorp Banking Corporation ("CBC"). CBC owns 7,289,946 Shares indirectly through its direct wholly owned subsidiary, Court Square. Certain subsidiaries of Citigroup directly beneficially own 3,000 Voting Shares which represent less than 1% of all of the Voting Shares outstanding. The address of the principal business and principal office of Citicorp and Citigroup is 399 Park Avenue, New York, New York 10043. The address of the principal business and principal office of CBC is One Penn's Way, New Castle, Delaware 19720. The address of the principal business and principal office of Citigroup Holdings is One Rodney Square, Wilmington, Delaware 19899.

(3) Amount reported includes 1,139,827 Voting Shares (12.5% of all of the Voting Shares outstanding) and 6,150,118 Non-Voting Shares.

(4) Includes the 7,289,946 Shares held of record by Court Square and subject to the Contribution Agreement.

(5) Includes 10,438 Shares subject to stock options granted under the Company's 1997 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") and 7,500 Shares subject to stock options granted under the 1994 Long Term Incentive Plan (the "1994 Incentive Plan"), all of which currently are exercisable. Excludes 223,045 Shares held by a family partnership in which Shares Mr. McWilliams has an indirect pecuniary interest and may be deemed to have a beneficial ownership interest under Rule 13d-3 of the Securities Act of 1933. Excludes any Shares subject to stock options granted since April 2000 under the Director Stock Option Plan to Mr. McWilliams.

(6) Consists solely of 9,352 Shares subject to stock options granted under the Director Stock Option Plan that currently are exercisable and 7,500 Shares subject to stock options granted under the 1994 Incentive Plan that are exercisable within 60 days of this Offer to Purchase. Excludes any Shares subject to stock options granted since April 2000 under the Director Stock Option Plan to Mr. Corpening.

  Securities Transactions. Except for the transactions contemplated by the Contribution Agreement and the purchase by Court Square of 7,289,946 Shares from CVC as described in "--Transactions, Negotiations and Agreements," neither the Purchaser nor Court Square nor, to the best knowledge of the Purchaser and Court Square, any of the persons named in Schedule I to this Offer to Purchase, has effected a transaction in Shares during the past 60 days.

  9. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

  Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares and Rights tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares and Rights tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares and Rights are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares and Rights exceeds one year. In the case of a tendering non-corporate stockholder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  The foregoing discussion may not be applicable with respect to Shares and Rights received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares and Rights who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares and Rights in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

  STOCKHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  Appraisal Rights. A stockholder that exchanges all of its Shares and Rights for cash in connection with appraisal rights under the DGCL will generally recognize capital gain or loss in an amount equal to the difference between
(a) the amount of cash received and (b) such stockholder's adjusted tax basis in the Shares and Rights surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Shares and Rights is more than one year. Any long-term capital gain recognized by a non-corporate stockholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

  Backup Withholding. Certain non-corporate stockholders of the Company may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer and the Proposed Merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

  If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

                               THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "--Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, January 31, 2001, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

  To the extent more than 2,300,000 of the outstanding Shares are tendered in the Offer, the Purchaser will purchase 2,300,000 of the outstanding Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to the Expiration Date and not withdrawn. See "--Acceptance for Payment and Payment."

  The Offer is conditioned upon satisfaction of the Rights Condition, the Financing Condition, the Business Combination Condition, the HSR Condition and all the other conditions set forth in "--Certain Conditions to the Tender Offer." The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive the Rights Condition, the Financing Condition, the Business Combination Condition, the HSR Condition or any other condition of the Offer. If the Rights Condition, the Financing Condition, the Business Combination Condition, the HSR Condition or any of the other conditions set forth in "--Certain Conditions to the Tender Offer" has not been satisfied by 5:00 p.m., New York City time, on Wednesday, January 31, 2001 (or any other time then set as the Expiration Date), the Purchaser may elect to:

    (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

    (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

    (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

  The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

  Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

    (1) terminate or amend the Offer if any of the conditions referred to in "--Certain Conditions to the Tender Offer" has not been satisfied; or

    (2) waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

  The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "-- Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

  Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the PR Newswire.

  If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

  Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

  During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

  THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

  A request has been made to the Company pursuant to Rule 14d-5 of the Exchange Act and under the DGCL for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. The Company has elected to comply with Rule 14d-5(b) which permits the target company to conduct the distribution of tender offer materials. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if it so elects, the materials will be mailed by the Company.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares and Rights," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

  The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See "--Certain Conditions to the Offer." The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in

"--Certain Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "--Certain Conditions to the Offer."

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    (1) the Share Certificates representing such Shares and, if applicable, the Rights Certificates, or timely confirmation (a "Book-Entry
  Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares and Rights";

    (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

    (3) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, the Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If more than 2,300,000 of the outstanding Shares are validly tendered and not withdrawn prior to the Expiration Date, the Purchaser will accept for payment and pay for only 2,300,000 of the outstanding Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

  3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS.

  Valid Tender of Shares and Rights. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

  UNLESS THE RIGHTS ARE REDEEMED PRIOR TO THE EXPIRATION DATE, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR THE TENDER OF SHARES.

  Separate Delivery Of Rights Certificates. If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the related Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (1) three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. An "NYSE trading day" is a day on which the NYSE is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

  THE METHOD OF DELIVERY OF SHARES, RIGHTS (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

  If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

  REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

  Guaranteed Delivery. If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guarantee Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) within (a) in the case of Shares, three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (x) three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and (y) three business days after the date Rights Certificates are distributed to shareholders, (i) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary,
  (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, or a Book-Entry Confirmation (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates (or Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (or Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility.

  Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer and the Proposed Merger may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be, each stockholder should provide the Depositary with his or her correct taxpayer identification number by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign stockholders should complete and sign an Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this section, tenders of Shares and, if applicable, Rights, made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 3, 2001 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related Shares are also withdrawn.

  To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the book-entry transfer procedures as set forth in "--Procedures for Accepting the Offer and Tendering Shares and Rights," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

  Withdrawals of Shares or Rights may not be rescinded. Any Shares or Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "--Procedures for Accepting the Offer and Tendering Shares and Rights."

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Court Square or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

  5. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Court Square, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Court Square, the Purchaser, the Information Agent or the Depositary.

  According to its Annual Report of Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), the Company was incorporated in the State of Delaware in 1990. The Company became publicly held in 1994. The principal executive offices of the Company are located at 14212 County Road M-50, Montpelier, Ohio 43543 and its telephone number is (419) 485-3193. According to the Company 10-K, the Company, through its wholly owned subsidiaries Chase Brass & Copper Company, Inc., and Leavitt Tube Company, Inc., is a manufacturer of free-machining and forging brass rod and structural and mechanical steel tubing and structural pipe with four manufacturing facilities in three states.

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

  6. PRICE RANGE OF THE SHARES.

  According to the Company 10-K, the Voting Shares are listed and traded principally on the NYSE under the symbol "CSI." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Voting Shares on the NYSE, as reported in the Company 10-K for the years ending December 31, 1998 and December 31, 1999 and as reported by Yahoo! Finance web page for the year ending December 31, 2000. All per Share figures are adjusted to give effect to a three-for-two stock split effective June 6, 1998.

                                                                High     Low
                                                              -------- --------
      Year Ending December 31, 1998
        First Quarter........................................ $ 21.875 $14.5625
        Second Quarter.......................................   21.875  19.6875
        Third Quarter........................................   19.875    11.50
        Fourth Quarter.......................................   13.875    10.25
      Year Ending December 31, 1999
        First Quarter........................................  11.0625    7.625
        Second Quarter.......................................   9.5625    7.375
        Third Quarter........................................     9.25     8.25
        Fourth Quarter.......................................    9.125    7.875
      Year Ending December 31, 2000
        First Quarter........................................  10.3125     7.75
        Second Quarter.......................................     9.75     8.25
        Third Quarter........................................  10.8125    8.125
        Fourth Quarter (through December 15, 2000)...........     8.50    6.375

  On December 15, 2000, the last full trading day prior to the announcement of the intention to commence the Offer, the reported 4:00 p.m. closing price on the NYSE for the Voting Shares was $7.125 per Share. Stockholders are urged to obtain a current market quotation for the Voting Shares.

  The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE, are attached to the Voting Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and related Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach and may trade separately from the Shares. See "--Certain Conditions to the Offer." If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders are also urged to obtain a current market quotation for the Rights.

  7. CERTAIN INFORMATION CONCERNING COURT SQUARE AND THE PURCHASER.

  The Purchaser was organized in December 2000 under the laws of the State of Delaware for the purpose of engaging in a business combination with the Company. The Purchaser is a subsidiary of Court Square. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Proposed Merger. Its principal executive offices are located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (561) 231-7490.

  Court Square was organized in 1972 under the laws of the State of Delaware. Court Square is an indirect wholly-owned subsidiary of Citigroup that is principally engaged in the business of investing in leveraged acquisitions. Its principal executive offices are located at 399 Park Avenue, 14th Floor, New York, New York 10043 and its telephone number is (212) 559-1127.

  Neither the Purchaser nor Court Square is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.

  The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Court Square, the Purchaser and Citigroup are set forth in Schedule I of this Offer to Purchase. During the last five years, to the best knowledge of the Purchaser and Court Square, none of the persons listed on Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

  8. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required for the Purchaser to purchase up to an aggregate of 2,300,000 Shares, to purchase the remaining outstanding Shares (other than the Shares owned by the Purchaser) through the Proposed Merger, and to pay fees and expenses related thereto is estimated to be approximately $105,000,000. The Purchaser plans to obtain all funds needed for the Offer and Proposed Merger through borrowings under two credit facilities with one or more commercial banks in respect of which Chase has obtained two commitment letters from PNC Bank, National Association (the "PNC Commitment Letters") providing for a $30,000,000 senior secured tender offer credit facility (the "Tender Facility") and a $120,000,000 aggregate senior secured credit facility comprised of two revolving credit facilities, two term loans and an equipment line (the "Merger Facilities" and, together with the Tender Facility, the "Credit Facilities"). The PNC Commitment Letters indicate the bank's willingness to provide funding on customary terms and conditions. The Offer will be financed in part pursuant to the Tender Facility, with the Proposed Merger being financed in part pursuant to the Merger Facilities, under which the Surviving Corporation will be the Borrower. As used herein, "Borrower" refers to the Purchaser under the Tender Facility and the Company, as the Surviving Corporation in the Proposed Merger, under the Merger Facilities. Proceeds of the Tender Facility may be used to finance the purchase of up to an aggregate of 2,300,000 Shares, to pay up to six months interest on the Tender Facility and to pay fees and expenses of the Offer. Proceeds of the Merger Facilities may be used (i) to refinance the borrowings of the Purchaser under the Tender Facility, (ii) to finance the payment of the consideration payable in the Proposed Merger to holders of the capital stock of the Company, (iii) to refinance existing indebtedness of the Company, and (iv) to pay the fees and expenses of the Offer and the Proposed Merger. In addition, the proceeds under the revolving credit portion of the Merger Facilities may be used for working capital and general corporate purposes. Any debt incurred to fund the purchase of the Shares in the Offer is expected to be repaid upon the earlier of (i) nine months from the date on which the Offer was made, (ii) six months after the first draw under the Tender Facility, or (iii) the date on which the Proposed Merger is effective.

  Based upon the commitment letters and related term sheets, the Credit Facilities will contain restrictive covenants that limit the Borrower with respect to, among other things, creating liens upon its assets and disposing of material amounts of assets other than in the ordinary course of business. The Borrower will also be required to meet certain financial tests under the Credit Facilities. Obligations under the Tender Facility will be secured by a perfected first priority security interest in all securities of the Company owned by the Purchaser, whether acquired in the Offer or otherwise. The Merger Facilities will be guaranteed by each existing and subsequently acquired or organized domestic subsidiary and 65% of each foreign subsidiary of the Borrower (the "Guarantors") and secured by substantially all present and future assets of the Borrower and the Guarantors, other than the assets of the foreign subsidiaries of the Borrower.

  The Purchaser may terminate or amend the Offer and may postpone the acceptance for payment of and payment for the Shares or the shares to be purchased pursuant to the Proposed Merger if the Purchaser does not receive sufficient financing, on terms at least as favorable to the Purchaser as are contained in the PNC Commitment Letters, to pay the aggregate consideration payable in connection with the Offer, and not satisfied that it will have funding available following the Offer sufficient to fund the Proposed Merger and the ongoing working capital needs of the Borrower (it being agreed that the Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the PNC Commitment Letters, subject to satisfactory documentation in the Purchaser's reasonable discretion).

  9. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  NYSE Listing. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Voting Shares if, among other things, (1) the total number of holders of Voting Shares fell below 400, (2) the total number of holders of Voting Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares, (3) the number of publicly held Voting Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) fell below 600,000, (4) the Company's total global market capitalization is less than $50.0 million and total stockholders' equity were less than $50.0 million, (5) the Company's average global market capitalization over a consecutive 30-trading-day period were less than $15.0 million or (6) the average closing price per Share were less than $1.00 over a consecutive 30-trading-day period. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Voting Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Voting Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Voting Shares, it is possible that the Voting Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Voting Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Voting Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Voting Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Voting Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See "SPECIAL FACTORS--Purposes of the Offer and the Proposed Merger; Plans for the Company." In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Voting Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

  Rights. As soon as practicable after the Distribution Date has been designated, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, NYSE listing and Exchange Act registration would apply to the Rights in a similar manner.

  Other Possible Purchases of Shares. Whether or not the Offer is successfully completed, the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by the Purchaser pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with the Purchaser or Court Square, the Voting Shares may no longer meet the quantitative requirements for continued listing on the NYSE. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Voting Shares becoming eligible for deregistration under the Exchange Act.

  10. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after December 15, 2000, the Company (1) splits, combines or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken such action, then, without prejudice to the Purchaser's rights described in "--Certain Conditions to the Offer," the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

  If, on or after December 15, 2000, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions contained in "--Certain Conditions to the Offer," (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and
(2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  11. CERTAIN CONDITIONS TO THE OFFER.

  Rights Condition. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Company Board, or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger.

  The following is a summary of the material terms of the Rights Agreement. To the knowledge of the Purchaser, the Rights Agreement has yet to be executed by the Company and the Rights Agent. This summary was derived from the Company's press release issued on December 27, 2000 and a draft of the Rights Agreement provided to the Purchaser by counsel to the Company. Therefore, the description included herein and the Rights Condition may be modified based upon the Purchaser's review of the executed Rights Agreement. The Company's press release and draft Rights Agreement describe the Rights substantially as follows:

  On December 26, 1999, the Company Board declared a dividend distribution of one Right for each outstanding Share to stockholders of record at the close of business on January 5, 2001 (the "Record Date"). The Rights are not exercisable until the Distribution Date. The Rights will expire at the earliest of (1) the close of business on December 26, 2010, and (2) redemption or exchange by the Company as described below. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, $0.01 par value (the "Preferred Shares"), at a price of $30 (the "Purchase Price"), subject to adjustment.

  Initially, the Rights will be attached to all Share Certificates then outstanding, and no separate Rights Certificates will be distributed. Until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (other than the Company, any Company subsidiary, any Company or Company subsidiary employee benefit plan, or certain existing holders (including CVC) and their affiliates who do not increase their existing group ownership above the level on the adoption date of the Rights Agreement) (an "Acquiring Person"), acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Voting Shares and (2) 10 business days (or such later date as may be determined by action of the Company Board) following the commencement of, or the announcement (after the adoption date of the Rights Agreement) of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons (other than the Company, any Company subsidiary or any Company or Company subsidiary employer benefit plan) of 20% or more of the outstanding Voting Shares, the Rights will be evidenced, with respect to any of the Share Certificates outstanding as of the Record Date, by such Share Certificate. The earlier of the dates described in clauses (1) and (2) above is referred to as the "Distribution Date."

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  In the event that any person becomes an Acquiring Person, each holder of a Right (except as provided below) will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. In the event that, at any time following the Distribution Date, the Company is acquired in a merger or other business combination transaction, or more than 50% of its assets or earning power is sold, each holder of a Right (except as provided below) will thereafter have the right to receive, upon the exercise at the then-current exercise price of the Right, that number of shares of common stock of the acquiring or surviving company having a market value of two times the exercise price of the Right.

  Following the occurrence of any of the events described in the preceding paragraph, any Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person shall immediately become null and void.

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

  At any time prior to the existence of an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Immediately upon the action of the Company Board ordering the redemption of the Rights (or at such time and date thereafter as the Company Board may specify), the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

  At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the outstanding Voting Shares, the Company may exchange the Rights (other than Rights beneficially owned by such Acquiring Person that became null and void), in whole or in part, for Company Common Stock at the rate of one Share per Right, subject to adjustment.

  The provisions of the Rights Agreement may be amended without the approval of any holders of Shares or holders of Rights in order to cure any ambiguity, defect or inconsistency, to make changes which the Company may deem necessary or desirable, including without limitation extending the expiration date; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable. After the first announcement of the existence of an Acquiring Person, any amendment shall not materially and adversely effect the interests of Rights holders.

  The Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

  Financing Condition. Consummation of the Offer is conditioned upon (1) the Purchaser having received funding for the Offer sufficient to pay for all Shares tendered pursuant to the Offer and not validly withdrawn, for an interest reserve of six months on the amount borrowed to fund the Offer, and to pay all fees and expenses related to the Offer and otherwise on the terms and subject to the conditions set forth in the PNC Commitment

Letters and (2) loan documents relating to the funding facilities being fully executed and delivered and being in full force and effect and all conditions to funding under the PNC Commitment Letters or the loan documents that are required to be, or are capable of being, satisfied prior to the purchase of shares pursuant to the Offer having been satisfied and there being no reason to believe that any of the other conditions to funding under the Merger Facilities for the Proposed Merger will not be satisfied prior to the termination of the Merger Facilities. See "--Source and Amount of Funds."

  The Purchaser may terminate or amend the Offer and may postpone the acceptance for payment of and payment for the Shares or the Shares to be purchased pursuant to the Proposed Merger if the Purchaser does not receive sufficient financing, on terms at least as favorable to the Purchaser as are contained in the PNC Commitment Letters, to pay the aggregate consideration payable in connection with the Offer, and is not satisfied that it will have funding available following the Offer sufficient to fund the Proposed Merger and the ongoing working capital needs of the Borrower (it being agreed that the Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the PNC Commitment Letters, subject to satisfactory documentation in the Purchaser's reasonable discretion).

  Business Combination Condition. The Delaware Antitakeover Statute limits for a period of three years specified business combinations with holders of 15% of the Shares. The Purchaser believes that, following consummation of the Offer, it may be subject to the restrictions of the Delaware Antitakeover Statute.

  Section 203 of the DGCL generally establish a three-year period beginning on the date a person becomes an "Interested Stockholder" of a corporation that is incorporated in Delaware during which certain business transactions involving the Interested Stockholder are prohibited unless:

    (1) prior to the acquisition of the interest that caused such person to become an Interested Stockholder, the board of directors of the corporation approves the acquisition of such interest or the proposed business combination;

    (2) upon consummation of the acquisition that caused such person to become an Interested Stockholder, the Interested Stockholder owned at least 85% of the outstanding voting stock of the corporation not owned by directors who are also officers or employee share plans that do not allow individual employees to decide confidentially whether to tender their shares into tender or exchange offers; or

    (3) at the time of or after the acquisition that caused such person to become an Interested Stockholder, the combination is approved by the board of directors and two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder at an annual or special meeting and not by written consent.

  For purposes of the Delaware Antitakeover Statute, the term "Business Combination" means:

    (1) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (a) the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation the Delaware Antitakeover Statute is not applicable to the surviving entity;

    (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

    (3) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such;
  (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the Interested Stockholder became such;
  (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the corporation; provided however, that in no case under subparagraphs (c)-(e) shall there be an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

    (4) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

    (5) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (1)-(4)) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

  The term "Interested Stockholder," subject to limited exceptions, means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the affiliates and associates of such person.

  A Delaware corporation may elect not to be covered by the Delaware Antitakeover Statute in its original certificate of incorporation or through a charter or by-law amendment approved by a majority of the corporation's outstanding shares. Such stockholder action does not become effective for 12 months following its adoption and would not serve to exclude Interested Stockholders at the time of the vote from the prohibitions in the statute. The Purchaser believes that the Restated Certificate of Incorporation and the By-Laws of the Company do not exclude the Company from the coverage of the statute.

  The Purchaser believes that, if the Business Combination Condition is satisfied, the Delaware Antitakeover Statute will not be an impediment to consummating the Proposed Merger.

  HSR Condition. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The consummation of the Offer is conditioned upon the expiration or termination of such waiting periods.

  A Notification and Report Form with respect to the Offer, the contribution of the Contributed Shares to the Purchaser and the conversion of the Non-Voting Shares is expected to be filed under the HSR Act shortly, and the waiting period with respect to the Offer, the contribution of the Contributed Shares to the Purchaser and the conversion of the Non-Voting Shares under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The waiting period will not be affected either by the failure of the Company (as opposed to Court Square and the Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Proposed Merger, the contribution of the Contributed Shares to the Purchaser and the conversion of the Non-Voting Shares. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the contribution of Contributed Shares to the Purchaser or the conversion of the Non-Voting Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares pursuant to the Offer, the contribution of the Contributed Shares or the conversion of the Non-Voting Shares, (2) the divestiture of the Shares (a) purchased pursuant to the Offer, (b) contributed pursuant to the Contribution Agreement or (c) received upon conversion of the Non-Voting Shares or (3) the divestiture of substantial assets of Court Square, the Purchaser, the Company or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Court Square, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer and the Proposed Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail.

  Certain Other Conditions. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser, (1) at or prior to the Expiration Date, any of the Rights Condition, the Financing Condition, the Business Combination Condition or the HSR Condition has not been satisfied, or (2) at any time on or after December 15, 2000 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by the Purchaser to have occurred:

    (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Purchaser, is or may be materially adverse, or the Purchaser shall have become aware of any fact which, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser;

    (b) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Court Square or any other affiliate of Court Square or the consummation by the Purchaser, Court Square or any other affiliate of Court Square of the Proposed Merger or other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to prohibit the ownership or operation by the Purchaser, Court Square or any other affiliate of Court Square of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser, Court Square or any other affiliate of Court Square to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Court Square or any other affiliate of Court Square to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Court Square or any other affiliate of Court Square effectively to exercise full rights of ownership of the Shares or Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's stockholders, (4) seeking to require divestiture by the Purchaser, Court Square or any other affiliate of Court Square of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Purchaser, Court Square or any other affiliate of Court Square as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with the Company, (6) which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Purchaser, Court Square or any other affiliate of Court Square or the value of the Shares or (7) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships;

    (c) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Court Square or any other affiliate of Court Square or (2) to the Offer or the Proposed Merger or other business combination by the Purchaser, Court Square or any other affiliate of Court Square with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of the Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (7) of paragraph (b) above;

    (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of the Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company does business that could, in the sole judgment of the Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on December 15, 2000 or (8) in the case of any of the foregoing existing on December 15, 2000, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of employee stock options outstanding on December 31, 1999 or issued since that date in the ordinary course of business consistent with past practice, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of the Company, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Purchaser's sole opinion, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to the Purchaser, (9) entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or (11) amended or authorized or proposed any amendment to their respective certificates of incorporation or bylaws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

    (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) or it shall be publicly disclosed or the Purchaser shall otherwise learn that (1) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
  Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Commission on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

    (g) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

    (h) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements, in the sole judgment of the Purchaser, may have a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or (B) the value of the Shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Court Square of control of the Company); or

    (i) any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained on terms satisfactory to the Purchaser, in its sole discretion;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, in its sole discretion, regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this section shall be final and binding upon all parties.

  12. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

  General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the "INTRODUCTION" and "--Certain Conditions to the Offer."

  Other State Takeover Statutes. In addition to Delaware, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and generally does not expect to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "--Certain Conditions to the Offer."

  Other Foreign Approvals. According to Company 10-Q, the Company also owns property and conducts business in Canada. In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of Canada may require the filing of information with, or the obtaining of the approval of, governmental authorities in Canada. The Canadian government might attempt to impose additional conditions on the Company's operations conducted in Canada as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

  13. CERTAIN FEES AND EXPENSES.

  D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

  In addition, Mellon Investor Services, L.L.C. has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

  The following table presents the estimated fees and expenses to be incurred by the Purchaser in connection with the Offer and the Proposed Merger:

         Legal Fees and Expenses....................... $500,000
         Printing and Mailing.......................... $107,150
         Filing Fee.................................... $  4,830
         Depositary Fees............................... $ 20,000
         Information Agent............................. $ 15,000
         Miscellaneous................................. $ 50,000
                                                        --------
             Total..................................... $696,980
                                                        ========

  Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

  14. MISCELLANEOUS.

  The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares and Rights in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF COURT SQUARE OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in "--Certain Information Concerning the Company" with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

                                          Chase Acquisition Corporation

January 2, 2001

                                  SCHEDULE I

                   INFORMATION CONCERNING THE DIRECTORS AND
        EXECUTIVE OFFICERS OF COURT SQUARE, THE PURCHASER AND CITIGROUP

  1. DIRECTORS AND EXECUTIVE OFFICERS OF COURT SQUARE.

  Set forth in the table below are the name and the present principal occupations or employment and material occupations, positions, offices or employment, and the five-year employment history of each of the directors and executive officers of Court Square. Unless otherwise stated, each executive officer of Court Square has been employed in such position or in other executive or management positions with Court Square for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Court Square and, unless otherwise indicated, the business address of each person identified below is c/o Court Square Capital Limited, 399 Park Avenue, New York, New York 10043.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                   --------------------------------------------------
 William T. Comfort.... Director; senior executive officer. He has been a senior executive officer of
                        Citicorp Venture Capital Ltd. for the past five years.
 Anne Goodbody......... Director. She has been employed by Citibank N.A. since 1970, most recently as
                        Executive Vice President--Credit.
 David F. Thomas....... Director; Vice President and Managing Director. He has been Vice President of
                        Citigroup Inc. and Vice President of Citicorp Venture Capital Ltd. since May
                        2000. Prior to that time, he was Managing Director of Citigroup Inc. and Managing
                        Director of Citicorp Venture Capital Ltd. from 1994 to May 2000.
 Michael Bradley....... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. since
                        1996.
 Lauren M. Connelly.... Vice President and Secretary. She has been Vice President of Citicorp Venture
                        Capital Ltd. since 1990.
 Charles E. Corpening.. Vice President. He has been employed by Citicorp Venture Capital, Ltd. since
                        1994, was an Assistant Vice President and is currently Vice President. He has been Vice President and a director of Chase Acquisition Corporation since
                        December 2000. He also serves as a director of Chase Industries Inc.
 Michael A. Delaney.... Vice President and Managing Director. He has been Managing Director of Citicorp
                        Venture Capital Ltd. since 1995.
 Michael S. Goliner.... Vice President. He was Executive Director at Lehman Brothers from 1994 to 1999.
 Ian D. Highet......... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. since
                        1998. Prior to that, he was Vice President of Development of Primedia from 1994 to 1998.
 David Y. Howe......... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. since
                        1993.
 Darryl A. Johnson..... Assistant Vice President and Accountant since June 2000. He was an Auditor at
                        Price Waterhouse Coopers from December 1997 to May 2000. Prior to that, he was an
                        Accountant at Lehman Brothers Inc. from January 1995 to November 1997.
 Byron L. Knief........ Senior Vice President.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                  ---------------------------------------------------
 Richard E. Mayberry... Vice President. He has been Managing Director of Citigroup Inc. and Managing
                        Director of Citicorp since 1995.
 Thomas F. McWilliams.. Vice President and Managing Director. He has been Managing Director of Citicorp
                        Venture Capital Ltd. for the past five years. He has been Secretary, Treasurer and a director of Chase Acquisition Corporation since December 2000. He also serves as a director of Chase Industries Inc.
 Anthony P. Mirra...... Vice President and Assistant Secretary. He has been Financial Controller of
                        Citigroup, Inc. for the past five years.
 M. Saleem Muqaddam.... Vice President. He has been Investment Officer of Citicorp Venture Capital Ltd.
                        over the past five years.
 Paul C. Schorr........ Vice President and Managing Director. He has been Managing Director of Citicorp
                        Venture Capital Ltd. since January 2000. He served as Vice President of Citicorp
                        Venture Capital Ltd. from June 1996 to December 1999. Prior to that, he served as
                        Associate at McKinsey & Company from 1993 to 1994 and Engagement Manager at
                        McKinsey & Company from 1994 to 1996.
 Joseph M. Silvestri... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. since
                        1990.
 James A. Urry......... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. for the past five years.
 John D. Weber......... Vice President. He has been Vice President of Citicorp Venture Capital Ltd. since
                        1994.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

  Set forth in the table below are the name and the present principal occupations or employment and material occupations, positions, offices or employment, and the five-year employment history of each of the directors and executive officers of the Purchaser. Unless otherwise stated, each executive officer of the Purchaser has been employed in such position or in other executive or management positions the Purchaser for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o Chase Acquisition Corporation, 1209 Orange Street, Wilmington, Delaware 19801.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                  ---------------------------------------------------
 Charles E. Corpening.. Director; Vice President since December 2000. He has been employed by Citicorp
                        Venture Capital, Ltd. since 1994, was an Assistant Vice President and is currently Vice President. He has been Vice President of Court Square Capital
                        Limited over the past five years. He also serves as a director of Chase
                        Industries Inc.
 Robert F. B. Logan.... Director; President and Assistant Secretary since December 2000. He has been self employed as a consultant since 1996. Prior to that time, he served as a director and was Chairman and Chief Executive Officer of Bank One Arizona. Mr. Logan is a
                        citizen of the United Kingdom.

                                          Present Principal Occupation or Employment;
 Name                                 Material Positions Held During the Past Five Years
 ----                                 --------------------------------------------------
 Thomas F. McWilliams.. Director; Secretary and Treasurer since December 2000. He has been Managing
                        Director of Citicorp Venture Capital Ltd. for the past five years. He has been
                        Vice President and Managing Director of Court Square Capital Limited over the past five years. He also serves as a director of Chase Industries Inc.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP.

  Set forth in the table below are the name and the present principal occupations or employment and material occupations, positions, offices or employment, and the five-year employment history of each of the directors and executive officers of Citigroup. Unless otherwise stated, each executive officer of Citigroup has been employed in such position or in other executive or management positions with Citigroup for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Citigroup and, unless otherwise indicated, the business address of each person identified below is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10043.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                   --------------------------------------------------
 C. Michael Armstrong.. Director since 1993. Mr. Armstrong has been Chairman and Chief Executive Officer of AT&T Corp. since 1997. He was Chairman and Chief Executive Officer of Hughes
                        Electronic Corporation from 1992 to 1997. Prior to 1992 he was an Officer of
                        International Business Machines Corporation, a Member of the IBM Management
                        Committee and Chairman of the IBM World Trade Corporation. He is also on the
                        Supervisory Board of Thyssen-Bornemisza Group. He is also a director of
                        Excite@Home Corp.
 Alain J.P. Belda...... Director since 1997. Mr. Belda has been Chief Executive Officer and a Director of
                        Alcoa Inc. since 1999 and President since 1997. From 1997 to 1999, he served as
                        Chief Operating Officer of Alcoa Inc. and Vice Chairman from 1995 to 1997. He is also a director of Cooper Industries, Inc. and E.I. du Pont de Nemours & Company.
                        Mr. Belda is a citizen of Brazil.
 Kenneth J. Bialkin.... Director since 1986. Mr. Bialkin has been a Partner at Skadden, Arps, Slate,
                        Meagher & Flom LLP since 1988. He is also a director of The Municipal Assistance
                        Corporation for the City of New York, Tecnomatix Technologies Ltd. and Sapiens
                        International Corporation N.V.
 Kenneth T. Derr....... Director since 1987. He is Chairman of the Board, Retired of Chevron Corporation
                        since 1999. He served as Chairman and Chief Executive Officer of Chevron
                        Corporation from 1989 to 1999. He is also a director of AT&T Corporation and
                        Potlatch Corporation.
 John M. Deutch........ Director since 1996 (and 1987 to 1993). He has been an Institute Professor,
                        Massachusetts Institute of Technology since 1990. He served as Director of the
                        Central Intelligence Agency from 1995 to 1996, and Deputy Secretary, U.S.
                        Department of Defense in 1994 and Under Secretary, U.S. Department of Defense in
                        1993. He is also a director of Ariad Pharmaceuticals, Inc., CMS Energy, Cummins
                        Engine Company, Inc., Raytheon Company and Schlumberger, Ltd.

                                          Present Principal Occupation or Employment;
 Name                                  Material Positions Held During the Past Five Years
 ----                                  --------------------------------------------------
 Keith W. Hughes..... Director since November 2000; Vice Chairman since November 2000. Since 1995, he has been Chairman of the Board and Chief Executive Officer of Associates First Capital
                      Corporation.
 Ann Dibble Jordan... Director since 1989. She has been a Consultant since 1987. Prior to 1987 she served as Director of the Department of Social Services for the University of Chicago
                      Medical Center from 1986 to 1987, Field Work Associate Professor at the School of
                      Social Service Administration of the University of Chicago from 1970 to 1987 and
                      Director of Social Services of Chicago Lying-in Hospital from 1970 to 1985. She is also a director of Johnson & Johnson Corporation and Automatic Data Processing, Inc
 Robert I. Lipp...... Director since July 2000; Member of the Office of the Chairman, and Vice Chairman
                      since July 2000; Chairman and Chief Executive Officer--Global Consumer Business
                      since 1998. From 1996 to 2000 he was Chairman of the Board, Chief Executive Officer
                      and President of the Travelers Property Casualty Corp. and from 1991 to 1998 he was
                      Vice Chairman of the Travelers Property Casualty Corp. He is a Director of Citicorp
                      and Citibank, N.A. Prior to joining Citigroup Inc., Mr. Lipp spent 23 years with
                      Chemical New York Corporation. He is President of the New York City Ballet; a
                      director of the Wadsworth Atheneum; a Trustee of Williams College; and Chairman of
                      Dance-On Inc.
 Reuben Mark......... Director since 1996. Mr. Mark has been Chairman and Chief Executive Officer of
                      Colgate-Palmolive Company since 1986. He served as Chief Executive Officer of
                      Colgate-Palmolive Company from 1984 to 1986. He is also a director of Pearson plc and Time Warner Inc.
 Michael T. Masin.... Director since 1997. He has been the Vice Chairman and President of Verizon
                      Communications since 2000. He was President--International of GTE Corporation from
                      1995 to 2000 and Vice Chairman from 1993 to 2000. Prior to 1993, he was a Partner at O'Melveny & Myers. He is also a director of Compania Nacional Telefonos de
                      Venezuela, BCT Telus Communications, Inc., GTE Corporation and Puerto Rican
                      Telephone Company.
 Dudley C. Mecum..... Director since 1986. He has been a Managing Director of Capricorn Holdings, LLC since 1997. He was a Partner at G.L. Ohrstrom & Co. from 1989 to 1996 and was the
                      Managing Partner of KPMG LLP (New York office) from 1979 to 1985. He is also a director of Dyncorp, Lyondell Companies, Inc., Suburban Propane Partners, MLP, CCC
                      Information Services, Inc., Lyondell Chemical Co., Vicorp Restaurants, Inc.,
                      Fingerhut Companies Inc., Roper Industries Inc. and Metris Companies Inc.
 Richard D. Parsons.. Director since 1996. He has been the President of Time Warner Inc. since 1995 and a Director of Time Warner Inc. since 1991. From 1988 to 1995 he held several positions with Dime Savings Bank of New York including Chairman and Chief
                      Executive Officer from 1991 to 1995 and President and Chief Operating Officer from
                      1988 to 1990. He is also a director of Estee Lauder Companies, Inc. and Philip
                      Morris Companies Inc.

                                          Present Principal Occupation or Employment;
 Name                                 Material Positions Held During the Past Five Years
 ----                                 --------------------------------------------------
 Andrall E. Pearson..  Director since 1986. He has been Chairman and Chief Executive Officer of TRICON
                       Global Restaurants, Inc. since 1997. He served as Operating Partner of Clayton,
                       Dubilier & Rice, Inc. from 1993 to 1997. He has been a Professor at Harvard
                       Business School since 1985. From 1971 to 1984 he served as President and Chief
                       Operating Officer of PepsiCo, Inc. He is also a director of DBT-OnLine, Inc. and an Advisory Board Member of Corpedia.
 Robert E. Rubin.....  Director since 1999; Member of the Office of the Chairman and Chairman of the
                       Executive Committee since 1999. He served as Secretary of the Treasury of the
                       United States from 1995 to 1999 and as Assistant to the President for Economic
                       Policy from 1993 to 1994. Prior to 1993 he held various titles at Goldman, Sachs
                       & Co., including Co-Senior Partner and Co-Chairman, Goldman, Sachs & Co. from
                       1990 to 1992 and Vice-Chairman and Co-Chief Operating Officer from 1987 to 1990.
                       He is also a director of Ford Motor Company.
 Franklin A. Thomas..  Director since 1970. Since 1996, he has worked for The Study Group. He served as
                       President and Chief Executive Officer of The Ford Foundation from 1979 to 1996.
                       He is also a director of Alcoa, Inc., Cummins Engine Company, Inc., Lucent
                       Technologies, Inc., Pepsico, Inc., Conoco Inc., and Avaya Inc.
 Sanford I. Weill....  Director since 1986; Chairman and Chief Executive Officer since 2000. He was Co-
                       Chief Executive Officer of Citigroup Inc. from 1998 to 2000. From 1986 to 1998 he served as Chairman of the Board and Chief Executive Officer of Travelers Group
                       Inc. and he served as President from 1986 to 1991. He is also a director of AT&T
                       Corp., E.I. du Pont de Nemours & Company and United Technologies Corp.
 Arthur Zankel.......  Director since 1986. Mr. Zankel is General Partner of Zankel Capital Advisors,
                       LLC and of High Rise Partners, LP since 2000. He served as General Partner of
                       First Manhattan Co. from 1965 to 1999 and was Co-Managing Partner of First
                       Manhattan Co. from 1980 to 1997. He is also a director of Vicorp Restaurants,
                       Inc. and White Mountains Insurance Group Ltd.
 Gerald R. Ford......  Honorary Director. He has been a Director or Honorary Director since 1986. He was
                       President of the United States from August 1974 through January 1977. He was Vice
                       President of the United States from December 1973 through August 1974. He is also a director of the National Association of Securities Dealers, Inc., an Advisory
                       Director of Chase Bank of Texas and an Advisor to the Board of American Express
                       Company.
 Hamid Biglari.......  Head of Corporate Strategy since December 2000. Prior to joining Citigroup Inc., he was a Partner and Co-Head of Global Investment Banking of McKinsey and
                       Company.

                                            Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                   --------------------------------------------------
 Winfried F.W. Bischoff..  Chairman--Citigroup Europe since April 2000. Prior to joining Citigroup Inc., he was Chairman, Group Chief Executive of J. Henry Schroder & Co. Ltd. from
                           1995 to 2000. He is a director of Cable and Wireless PLC, Land Securities
                           PLC, McGraw Hill Companies, Eli Lilly and IFIL (Italy). He is a citizen of the United Kingdom and Germany.
 Michael A. Carpenter....  Chief Executive Officer--Global Relationship Bank and Chief Executive
                           Officer--Global Corporate & Investment bank (Japan, Europe and North America)
                           since July 2000. From November 1998 to July 2000, he was Co-Chief Executive
                           Officer--Global Corporate and Investment Bank of Citigroup Inc. Since 1998,
                           he has been Chairman of the Board and Chief Executive Officer and a Director
                           of each of Salomon Smith Barney Inc. and Salomon Smith Barney Holdings Inc.,
                           wholly owned subsidiaries of Citigroup Inc. From 1996 to 1998, he was Vice
                           Chairman of Travelers Group Inc.
 Robert Druskin..........  Chief Operating & Technology Officer and Chief Administrative Officer--
                           Corporate & Investment Bank since August 2000. He was Head of Operations &
                           Technology--Global Corporate & Investment Bank of Salomon Smith Barney from
                           1998 to 2000. Prior to that, he was Chief Administrative Officer of Smith
                           Barney from 1997 to 2000, Head of Asset management & Futures Division from
                           1996 to 1997, and Vice Chairman from 1993 to 1996.
 Ahmed Fahour............  Senior Vice President and Head of Development since December 2000. Prior to joining Citigroup Inc., he was a Partner of Boston Consulting Group from 1987 to 2000. He is a citizen of Australia.
 Jay S. Fishman..........  Chief Operating Officer since December 2000 and Vice Chairman--Global
                           Consumer Group (Western Europe, Japan) since July 2000. He has been Chairman of the Board of Travelers Property Casualty Corp. since March 2000 and Chief
                           Executive Officer and President of Travelers Property Casualty Corp. since
                           1998. He was Chief Executive Officer and President, Commercial Lines in 1998
                           and its Chief Operating Officer, Consumer Lines from 1996 to 1998. Since joining Travelers Group in 1989, he has held various positions including,
                           Vice Chairman and Chief Administrative Officer of Travelers Property Casualty
                           Corp. from 1996 to 1998.
 Thomas W. Jones.........  Chairman and Chief Executive--Global Investment and Private Banking Group and
                           Co-Chairman and Chief Executive Officer--Salomon Smith Barney Citi Asset
                           Management Group since 1998. Mr. Jones was Vice Chairman and Director of
                           Travelers Group Inc. and Chairman and Chief Executive Officer--Salomon Smith
                           Barney Asset Management from 1997 to 1998. Prior to that time, he was Vice
                           Chairman and a Director of the Teachers Insurance and Annuity Association--
                           College Retirement Equities Fund. He is a director of Pepsi Bottling Group.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                   --------------------------------------------------
 Marjorie Magner.........  Senior Executive Vice President and Chief Administrative Officer--Global
                           Consumer since July 2000. She is the Head of Citibanking North America and
                           Primerica Financial Services since January 2000. She was Chairman of
                           Citifinancial Credit Company in 1999 and President and Chief Executive
                           Officer of Citifinancial Credit Company from 1995 to 1999.
 Deryck C. Maughan.......  Vice Chairman since 1998. He is a Director of Salomon Smith Barney Holdings
                           Inc. and Salomon Smith Barney Inc.; and a Managing Director of Salomon Smith
                           Barney Inc. He has been employed in such position or other executive or management positions with Citigroup Inc. since November 1997. He was, until, the consummation of the merger with Salomon Inc in November 1997, Chairman and Chief Executive Officer of Salomon Brothers Inc and an Executive Vice
                           President of Salomon Inc. He is a member of the Group of Thirty and the
                           Trilateral Commission, serves on the International Advisory Board of the
                           British American Business Council and is a Trustee of the Japan Society. Mr.
                           Maughan is a citizen of the United Kingdom.
 Victor J. Menezes.......  Head of Consumer and Corporate Business in Emerging Markets since July 2000 and Co-Chief Executive--Global Corporate and Investment Bank since 1998. Mr.
                           Menezes is Chairman and a Director of Citicorp and Citibank, N.A. He was
                           President of Citibank, N.A. from 1998 to March 2000 and Executive Vice
                           President and Chief Financial Officer from 1995 to 1998. He is a Trustee of the Asia Society and a member of the U.S. Advisory Board of INSEAD.
 Charles O. Prince, III..  Chief Operating Officer--Administration and Operations since December 2000 and General Counsel and Corporate Secretary since 1999. In 2000, he was
                           Chief Administrative Officer of Citigroup Inc. From 1986 to 1996, he was an
                           Executive Vice President, Senior Vice President, General Counsel and
                           Secretary of Travelers Group Inc.
 William R. Rhodes.......  Vice Chairman since 1999. He is also a Vice Chairman of Citicorp and
                           Citibank, N.A. since 1991 Mr. Rhodes joined Citibank, N.A. in 1957. He is a
                           Governor and Trustee of The New York and Presbyterian Hospital and a
                           Director of the New York City Partnership, Chamber of Commerce, Conoco and
                           Private Export Funding Corporation.
 Petros Sabatacakis......  Senior Risk Officer since 1999. Mr. Sabatacakis was Senior Vice President of
                           American International Group from 1992 to 1999. Previously, he was senior risk manager and head of Global Treasury and Capital Markets at Chemical
                           Bank.
 Todd S. Thomson.........  Chief Financial Officer since March 2000. Mr. Thomson was Chief Executive
                           Officer--Global Private Bank of Citigroup Inc. from 1999 to March 2000 and
                           Senior Vice President--Strategy and Business Development from 1998 to 1999.
                           Prior to that time, he was a Senior Vice President of GE Capital Services.
                           Previously, he held management positions at Barents Group LLC and Bain &
                           Company.

                                           Present Principal Occupation or Employment;
 Name                                   Material Positions Held During the Past Five Years
 ----                                   --------------------------------------------------
 Robert B. Willumstad..  Chairman and Chief Executive Officer--Global Consumer since December 2000 and
                         Head of Global Consumer Lending since July 2000. He is also Chairman of the
                         Board of Citifinancial Credit Company. From July 2000 to December 2000, he was
                         Vice Chairman--Global Consumer of Citigroup Inc. Mr. Willumstad has been employed in executive or management positions with Citifinancial Credit Company for more than the past five years. Mr. Willumstad spent 20 years with Chemical
                         Bank in various positions including the post of President of Chemical
                         Technologies Corporation.
 Barbara A. Yastine....  Chief Financial Officer--Salomon Smith Barney and Citibank's Global Relationship
                         Bank since September 2000. She was Chief Auditor of Citigroup Inc. from 1999 to
                         September 2000 and Chief Administrative Officer--Global Consumer from 1998 to
                         1999. From 1995 to 1999, she was an Executive Vice President--Finance and
                         Insurance of Citifinancial Credit Company.

                                  SCHEDULE II

                 SECTION 262 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                        The Depositary for the Offer is:

                                        MELLON INVESTOR SERVICES, L.L.C.
          By Mail:                                By Hand:                         By Overnight Delivery:
Mellon Investor Services, L.L.C.      Mellon Investor Services, L.L.C.         Mellon Investor Services, L.L.C.
   Reorganization Department              Reorganization Department               Reorganization Department
       P.O. Box 3301                            120 Broadway                         85 Challenger Road
  South Hackensack, NJ 07606                     13th Floor                           Mail Stop--Reorg
                                            New York, NY 10271                    Ridgefield Park, NJ 07660

                                         By Facsimile Transmission:
                                      (For Eligible Institutions Only)
                                              (201) 296-4293

                            Confirmation Receipt Of Facsimile By Telephone Only:
                                              (201) 296-4860

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-free: (800) 431-9629